Exhibit 2.1

PURCHASE AGREEMENT

AMONG

VERI-TEK INTERNATIONAL, CORP.,

QUANTUM VALUE MANAGEMENT, LLC,

AND

THE MEMBERS OF QUANTUM VALUE MANAGEMENT, LLC

May 16, 2006

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4.4.	SEC Reports and Financial Statements	28
4.5.	No Undisclosed Liabilities	29

5. COVENANTS PRIOR TO THE CLOSING		29

5.1.	Pre-Closing Access to Information	29
5.2.	Conduct of Business Pending the Closing	29
5.3.	Further Actions	33
5.4.	Estoppel Certificates	33
5.5.	Environmental Audits	33
5.6.	General Releases	33
5.7.	Notification	34
5.8.	Disclosure	34

6. ADDITIONAL COVENANTS		34

6.1.	Post-Closing Access to Information; Cooperation	34
6.2.	Tax Matters	35
6.3.	Noncompetition	39
6.4.	Confidential Information	40
6.5.	Further Assurances	41
6.6.	Use of Parent’s Name	41
6.7.	Buyer Securities	41

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		41

7.1.	Representations and Warranties True on the Closing Date	42
7.2.	Compliance With Agreement	42
7.3.	Absence of Litigation	42
7.4.	Consents and Approvals	42
7.5.	Employment and Noncompetition Agreement	42
7.6.	Company Material Adverse Effect	42
7.7.	Environmental Audit	42

8. CONDITIONS PRECEDENT TO PARENT’S AND MEMBERS’ OBLIGATIONS		42

8.1.	Representations and Warranties True on the Closing Date	43
8.2.	Compliance With Agreement	43
8.3.	Absence of Litigation	43
8.4.	Buyer Material Adverse Effect	43

9. INDEMNIFICATION		43

9.1.	By Members	43
9.2.	By Buyer	43
9.3.	Indemnification of Third Party Claims	44
9.4.	Payment	45
9.5.	Limitations on Indemnification	45
9.6.	No Waiver	46
9.7.	Set Off	46

10. CLOSING		47

10.1.	Closing Date; Location	47
10.2.	Documents to be Delivered by Parent and Members	47

10.3.	Documents to be Delivered by Buyer	48

11. TERMINATION		49

11.1.	Termination Without Breach	49
11.2.	Termination for Breach	50
11.3.	Remedies.	51

12. RESOLUTION OF DISPUTES		51

12.1.	Enforcement	51
12.2.	Negotiation	51
12.3.	Arbitration.	51
12.4.	Continued Performance	52
12.5.	Tolling	52
12.6.	Other Proceedings	52

13. MISCELLANEOUS		53

13.1.	Members’ Agent	53
13.2.	No Other Representations or Warranties	54
13.3.	Publicity	54
13.4.	[This section was intentionally omitted]	54
13.5.	Assignment	54
13.6.	Parties in Interest	54
13.7.	Law Governing Agreement; Consent to Jurisdiction	55
13.8.	Severability	55
13.9.	Amendment and Modification	55
13.10.	Waiver	55
13.11.	Notice	55
13.12.	Expenses	56
13.13.	Equitable Relief	57
13.14.	Interpretive Provisions	57
13.15.	Entire Agreement	58
13.16.	Counterparts	58
13.17.	Section Headings; Table of Contents	58
13.18.	No Strict Construction	58
13.19.	Definitions	58

SCHEDULES

Schedule 3.1(b)	-	Subsidiaries
Schedule 3.1(c)	-	Qualification
Schedule 3.4	-	No Violation
Schedule 3.5(a)	-	Financial Statements
Schedule Error! Reference source not found.	-	Tax Audits
Schedule Error! Reference source not found.	-	Tax Attributes
Schedule 3.6(d)	-	Asset Ownership
Schedule 3.6(e)	-	Tax Audit History
Schedule 3.6(f)	-	Tax Liens
Schedule 3.6(g)	-	Tax Sharing or Allocation Agreements
Schedule 3.6(h)	-	Closing Agreements
Schedule 3.6(j)	-	Accounting Methods
Schedule 3.6(o)	-	Tax Basis and Attributes
Schedule 3.6(p)	-	Tax Returns
Schedule 3.7	-	Accounts Receivable
Schedule 3.8	-	Inventory
Schedule 3.9	-	Absence of Certain Changes
Schedule 3.10	-	Absence of Undisclosed Liabilities
Schedule 3.11	-	No Litigation
Schedule 3.12(a)	-	Compliance with Laws and Orders
Schedule 3.12(b)	-	Licenses and Permits
Schedule 3.12(c)	-	Environmental Matters
Schedule 3.12(d)	-	Questionable Payments
Schedule 3.13(a)	-	Liens
Schedule 3.13(c)	-	Real Property
Schedule 3.14(a)	-	Company Insurance Policies
Schedule 3.14(b)	-	Company Insurance Policies and Liability Policies
Schedule 3.15	-	Contracts and Commitments
Schedule 3.18(a)	-	Employee Benefit Plans
Schedule 3.18(c)	-	Compliance With Law
Schedule 3.18(e)	-	Controlled Group; Affiliated Service Group
Schedule 3.18(f)	-	Claims Under Employee Benefit Plans
Schedule 3.19	-	Employees; Compensation
Schedule 3.20	-	Trade Rights
Schedule 3.21(a)	-	Major Customers
Schedule 3.21(b)	-	Major Suppliers
Schedule 3.21(c)	-	Dealers and Distributors
Schedule 3.22	-	Product Warranty and Product Liability
Schedule 3.23(a)	-	Contracts with Affiliates
Schedule 3.23(c)	-	Obligations Involving Affiliates
Schedule 3.24	-	Assets and Services Necessary to Business
Schedule 3.25	-	Bank Accounts

EXHIBITS

Exhibit 2.2(a)	-	Pro Rata Interest of Members
Exhibit 2.2(b)	-	Form of Subordinated Note
Exhibit 5.2	-	Conduct of Business Pending the Closing
Exhibit 7.5	-	Noncompetition and Employment Agreement
Exhibit 10.2	-	Form of Assignment of Membership Interest

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and effective as of May 16, 2006 among Veri-Tek International, Corp., a Michigan corporation (“Buyer”), Quantum Value Management, LLC, a Delaware limited liability company (“Parent”), and the undersigned members of Parent (individually, a “Member” and collectively, the “Members”).

WHEREAS, Parent owns indirectly through its wholly-owned subsidiary, Manitex, LLC, a Delaware limited liability company (“Manitex”), all of the issued and outstanding capital stock of Manitex, Inc., a Texas corporation (“Company”); and

WHEREAS, Parent owns indirectly through Manitex and the Company all of the issued and outstanding membership interests of Manitex Sky Crane, LLC, a Delaware limited liability company (“SkyCrane”); and

WHEREAS, Company is engaged in the design, manufacture, assembly, marketing and distribution (excluding leasing) of boom trucks and related lifting equipment (the “Business”); and

WHEREAS, Company carries on the Business at Company’s facilities located at 3000 South Austin Avenue, Georgetown, Texas 78626 (collectively, the Facilities”); and

WHEREAS, Members own all of the issued and outstanding membership interests of Parent (collectively, the “Membership Interests”); and

WHEREAS, Buyer desires to purchase the Membership Interests from Members, and Members desire to sell the Membership Interests to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Members wish to designate Michael Azar as their agent and attorney-in-fact with the authority to act on their behalf in connection with the transactions contemplated hereby; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the respective meanings set forth in Section 13.19.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1. PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Members shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Members, all of the Membership Interests.

1.2. Designated Purchasers. Buyer may, upon notice to Members’ Agent, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that Buyer shall be and remain jointly and severally liable to Members for all obligations of Buyer and any such Designated Purchaser under this Agreement and the other documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant hereto.

2. PURCHASE PRICE; PAYMENT

2.1. Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests shall be an amount equal to (i) $Two Million Dollars, , minus (ii) the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet is less than negative Six Million Five Hundred Forty-Five Thousand Dollars or plus the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet is greater than zero Dollars, minus (iii) the amount if any, by which the Tax Reserve as reflected on the Final Closing Balance Sheet exceeds Eight Hundred Thousand Dollars. For example, if the Net Asset Value reflected on the Final Closing Balance Sheet is negative Seven Million Dollars and the Tax Reserve reflect on the Final Closing Balance Sheet is Nine Hundred Thousand Dollars, then the Purchase Price shall be decreased by One Hundred Fifty-Five Thousand Dollars.

2.2. Payment. The Purchase Price shall be paid by delivery of the following:

(a) Shares of Common Stock of Buyer to Members. At the Closing, Buyer shall deliver to Members’ Agent stock certificates representing 234,875 shares of common stock of Buyer (for the account and benefit of each of the Members in accordance with their respective relative Membership Interests as set forth on Exhibit 2.2(a) (their “Pro Rata Interest”) or as directed by Members’ Agent.

(b) Subordinated Note to Members’ Agent. At the Closing, Buyer shall deliver to Members’ Agent (for the account and benefit of each of the Members in accordance with their Pro Rata Interest) the Note in an aggregate principal amount equal to $2 million minus (i) the Fair Value on the Closing Date multiplied by 234,875 minus (ii) the amount, if any, by which the Net Asset Value as reflected on the Estimated Closing Balance Sheet is less than negative Six Million Five Hundred Forty-Five Thousand Dollars or plus the amount, if any, by which the Net Asset Value as reflected on the Estimated Closing Balance Sheet exceeds zero Dollars, minus (iii) the amount if any, by which the Tax Reserve as reflected on the Estimated Closing Balance Sheet exceeds Eight Hundred Thousand Dollars.

(c) Payment of Adjustment Amount. On or before the tenth (10th) business day following the final determination of the Final Closing Balance Sheet pursuant to Section 2.3 (the “Settlement Date”), either (i) Members, jointly and severally, shall pay to Buyer, in cash, (A) the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet is less than the Net Asset Value as reflected on the Estimated Closing Balance Sheet plus (B) the amount, if any, by which the Tax Reserve as reflected on the Final Closing Balance Sheet is greater than the Tax Reserve as reflected on the Estimated Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to four percent (4%), or (ii) Buyer shall pay to Members’ Agent (for the account and benefit of each of the Members in accordance with their Pro Rata Interest) by delivery of a Note in a principal amount equal to (A) the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet exceeds the Net Asset Value as reflected on the Estimated Closing Balance Sheet plus (B) the amount, if any, by which the Tax Reserve as reflected on the Final Closing Balance Sheet is less than the Tax Reserve as reflected on the Estimated Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to four percent (4%). Any Party may, in its discretion, make a payment pursuant to this Section 2.2(c) prior to the final determination of the Final Closing Balance Sheet for the purpose of reducing the interest that it may be obligated to pay hereunder. Notwithstanding the foregoing, to the extent of the outstanding aggregate principal amount of the Note at such time, Buyer shall set off against the Note any amounts due and owing to Buyer from Members pursuant to this Section 2.2(c).

2.3. Determination of Net Asset Value.

(a) Balance Sheet. As used in this Agreement, “Balance Sheet” shall mean a schedule in the form of a consolidated balance sheet of Parent and Subsidiaries showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet and any additional assets or liabilities of Parent. Each Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a basis consistent with that used in the preparation of the Recent Balance Sheet, be in form and level of detail as nearly as possible identical to the Recent Balance Sheet and be accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. Notwithstanding the foregoing, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet (at each stage, a “Closing Balance Sheet”) shall be prepared in accordance with the following: (i) in valuing Inventory, there shall be such downward adjustments as are required to reflect the results of any physical inventory or cycle counts of the Inventory that have been taken by Parent or Subsidiaries, and no value shall be given for any Inventory that (A) is not in good condition, useable and saleable within two (2) years of the Closing Date, (B) is obsolete (due to changes in product lines, engineering standards, industry standards or otherwise) or (C) was purchased or manufactured by Parent or Subsidiaries more than two (2) years prior to the Closing Date; (ii) all accrued liabilities shall be sufficient for the payment in full of the Liabilities to which they relate, and all accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with a year-end balance sheet; (iii) there shall be established a reasonable and sufficient reserve for all anticipated costs and expenses in connection with the Liabilities to service, repair, or replace Products sold by Parent or Subsidiaries; (iv) there shall be no value for intangible assets or deferred tax assets; (v) prepaid expenses shall be valued at not more than the net realizable value that Parent or Subsidiaries can obtain from such assets; (vi) accounts receivable and notes receivable shall be stated net of an appropriate reserve for doubtful accounts and anticipated collection expenses; (vii) there shall be a separately stated liability accrual and reserve for all Pre-Effective Period Taxes (whether known or unknown) that are unpaid as of the Closing Date (the “Tax Reserve”), and (viii) there shall be no value or assets reflected for any refunds of Taxes or any estimated Tax payments.

(b) Estimated Closing Balance Sheet. For purposes of determining the Purchase Price payable by Buyer at the Closing, not less than ten (10) business days prior to the Closing Date, Parent and Members shall, in consultation with Buyer, prepare, or cause to be prepared, and deliver to Buyer a Balance Sheet as of the close of business on the business day immediately prior to the Closing Date (the “Effective Time”), which shall represent Parent’s and Members’ reasonable estimate of the Final Closing Balance Sheet. If Buyer shall object to any of the information set forth on such Balance Sheet or accompanying schedules as presented by Parent and Members, then Buyer and Members’ Agent shall negotiate in good faith and agree upon appropriate adjustments such that such Balance Sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and the Net Asset Value to be reflected on the Final Closing Balance Sheet, but in the absence of such agreement, the most recent month-end balance sheet of Parent and Subsidiaries shall control (the estimated balance sheet as agreed to by the Parties pursuant to this Section 2.3(b), or in the absence of such agreement, the most recent month-end balance sheet of Parent and Subsidiaries, is referred to as the “Estimated Closing Balance Sheet”). In connection with the determination of the Estimated Closing Balance Sheet, Parent and Members shall provide to Buyer such information and detail as Buyer reasonably requests.

(c) Preliminary Closing Balance Sheet. Within sixty (60) calendar days after the Closing, Buyer shall prepare, or cause to be prepared, in consultation with Members’ Agent, and deliver to Members’ Agent a Balance Sheet as of the Effective Time (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall set forth (i) the amount of the Net Asset Value as reflected on the Preliminary Closing Balance Sheet and (ii) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.2(c).

(d) Objection to Preliminary Closing Balance Sheet. After the Preliminary Closing Balance Sheet is delivered to Members’ Agent pursuant to Section 2.3(c), Members’ Agent shall have fifteen (15) calendar days to review and respond to it in accordance with this Section 2.3(d). If Members’ Agent determines that the Preliminary Closing Balance Sheet has not been prepared in accordance with Section 2.3(a) or Section 2.3(c), then Members’ Agent shall inform Buyer on or before the last day of such fifteen (15) calendar day period by delivering written notice to Buyer (the “Balance Sheet Objection”) (i) setting forth a specific description of the basis of the Balance Sheet Objection and the adjustments to the Preliminary Closing Balance Sheet that Members’ Agent believes should be made and (ii) only including objections based on mathematical errors or based on the Preliminary Closing Balance Sheet not being prepared in accordance with Section 2.3(a) or Section 2.3(c). If no Balance Sheet Objection is delivered to Buyer within such fifteen (15) calendar day period, then Members shall be deemed to have accepted the Preliminary Closing Balance Sheet.

(e) Response to Balance Sheet Objection. If a Balance Sheet Objection is delivered to Buyer pursuant to Section 2.3(d), then Buyer shall have fifteen (15) calendar days to review and respond to the Balance Sheet Objection by delivering written notice to Members’ Agent specifying the scope of its disagreement with the information contained in it. If no such written notice is delivered to Members’ Agent within such fifteen (15) calendar day period, then Buyer shall be deemed to have accepted the Balance Sheet Objection.

(f) Dispute Resolution Following Objection.

(i) Negotiation. If Buyer shall deliver a written notice to Members’ Agent in response to a Balance Sheet Objection pursuant to Section 2.3(e), then Buyer and Members’ Agent shall promptly meet and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Balance Sheet and schedules thereto and the calculation of Net Asset Value as of the Effective Time (the “Balance Sheet Dispute”).

(ii) Resolution by CPA Firm. If Buyer and Members’ Agent are unable to resolve the Balance Sheet Dispute within thirty (30) calendar days following the delivery of a Balance Sheet Objection to Buyer, then at any time thereafter Buyer or Members’ Agent may elect to have the Balance Sheet Dispute resolved by a firm of independent public accountants as to which Buyer and Members’ Agent mutually agree (the “CPA Firm”), who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 2.3(a), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Asset Value as derived from the Preliminary Closing Balance Sheet requires adjustment. In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires. Without limiting the Parties’ obligations under this Section 2.3(f), each Party may submit such data and information to the CPA Firm as such Party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) calendar days after submission of the Balance Sheet Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Balance Sheet Dispute, the CPA Firm (i) shall utilize the criteria set forth in Section 2.3(a) and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as presented to the CPA Firm pursuant hereto.

(iii) Payment of Fees of CPA Firm. If the Net Asset Value as reflected on the Final Closing Balance Sheet is closer in amount to the Net Asset Value as reflected in the Balance Sheet Objection than to the Net Asset Value as reflected on the Preliminary Closing Balance Sheet, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(f)(ii). If the Net Asset Value as reflected on the Final Closing Balance Sheet is closer in amount to the Net Asset Value as reflected on the Preliminary Closing Balance Sheet than to the Net Asset Value as reflected in the Balance Sheet Objection, then Members, jointly and severally, shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(f)(ii).

(g) Final Closing Balance Sheet. As used in this Agreement, the “Final Closing Balance Sheet” shall be: (i) the Preliminary Closing Balance Sheet if (A) no Balance Sheet Objection is delivered to Buyer during the fifteen (15) calendar day period specified in Section 2.3(d) or (B) Buyer and Members’ Agent so agree in writing; (ii) the Preliminary Closing Balance Sheet, adjusted in accordance with the Balance Sheet Objection, if Buyer does not provide Members’ Agent with a written notice of disagreement in response to the Balance Sheet Objection within the fifteen (15) calendar day period specified in Section 2.3(e); or (iii) the Preliminary Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and Members’ Agent and/or (B) the CPA Firm in accordance with Section 2.3(f)(ii).

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MEMBERS

Members, jointly and severally, and Parent, jointly and severally with Members, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall survive the consummation of the transactions contemplated hereby.

3.1. Organization, Power, etc.

(a) Parent. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to own, operate and lease its assets, and to carry on its business as and where such is currently being conducted.

(b) Subsidiaries. Other than as listed on Schedule 3.1(b), Parent does not own, directly or indirectly, any capital stock or other equity or ownership interest of any corporation, limited liability company, partnership or other entity (whether or not such entity is disregarded for Tax purposes). The jurisdictions of organization of each Subsidiary are identified on Schedule 3.1(b). Each of the Subsidiaries (i) is a corporation, partnership or other legal entity, as the case may be, duly organized and validly existing and in good standing (if applicable) under the laws of its jurisdiction, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and (iii) is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions, except, in the case of clause (ii) and (iii), where the failure to have such power and authority or to be duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Qualification. Parent is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Schedule 3.1(c) sets forth a true, correct and complete list of the jurisdictions in which Parent is duly licensed or qualified to do business.

(d) Parent Documents. Parent has delivered to Buyer true, correct and complete copies of its operating agreement and similar organizational documents, including any amendments thereto. Parent has delivered to Buyer true, correct and complete copies of Subsidiaries’ articles of incorporation and similar organizational documents, including any amendments thereto. The minute book and records of Parent and Subsidiaries made available for Buyer’s inspection are true, correct and complete copies of such instruments and accurately reflect all material action taken by Parent or Subsidiaries, as the case may be.

3.2. Members

(a) Title. Collectively, the Members own legal and valid title to all of the issued and outstanding Membership Interests. The Members have, and at the Closing Buyer will receive, good and marketable fee title to the Membership Interests, free and clear of all Liens. Parent owns indirectly through Manitex legal and valid title to all of the issued and outstanding capital stock of Company, free and clear of all Liens. Parent owns indirectly through Manitex and Company legal and valid title to all of the issued and outstanding membership interests of Sky Crane, free and clear of all Liens. There are no (i) securities convertible into or exchangeable for any of the Membership Interests or other securities of Parent or any Subsidiary; (ii) options, warrants or other rights to purchase or subscribe to Membership Interests or other securities of Parent or any Subsidiary or securities that are convertible into or exchangeable for Membership Interests or other securities of Parent or any Subsidiary; or (iii) contracts, commitments or agreements relating to the issuance, sale or transfer of any Membership Interest or other equity securities of Parent or any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights.

(b) Registration. Each Member understands that the common stock and Notes of Buyer to be received by such Member pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and is acquiring such securities as principal for its own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other Person regarding the distribution of the securities in violation of the Securities Act or any applicable state securities law. Such Member does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the common stock of Buyer or Notes in violation of the Securities Act.

(c) Investor Status. Each Member is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each Member has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the common stock of Buyer and Notes, and has so evaluated the merits and risks of such investment. Each Member is able to bear the economic risk of an investment in the common stock of Buyer and Notes and, at the present time, is able to afford a complete loss of such investment.

(d) Information. Each Member has carefully read this Agreement and acknowledges that the Buyer has made available to such Member all documents that such Member has requested relating to an investment in the Buyer. Each Member acknowledges that no federal or state agency has made any finding or determination as to the fairness of an investment in the common stock of Buyer or Notes or any recommendation or endorsement of such securities.

3.3. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent or Members pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent and Members. No other or further act or proceeding on the part of Parent or its members (including Members in their personal capacities) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent or Members pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Parent and Members have delivered to Buyer true, correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent or Members pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent or Members pursuant hereto will constitute, valid and binding agreements of Parent and/or Members, as the case may be, enforceable in accordance with their respective terms.

3.4. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Parent or Members pursuant hereto nor the consummation by Parent or Members of the transactions contemplated hereby and thereby (a) will violate any applicable statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other (collectively, “Governmental Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity (including under any “plant closing” or similar Law) or (c) subject to obtaining the consents described in Schedule 3.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Parent or any Subsidiary under, any term or provision of the operating agreement, articles of incorporation or similar organizational documents of Parent (or any Member that is a corporation, limited liability company or other entity) or any Subsidiary or of any Contract or restriction of any kind or character to which Parent, any Subsidiary or any Member is a party or by which Parent, any Subsidiary or any Member or any of their respective assets or properties may be bound or affected.

3.5. Financial Matters.

(a) Financial Statements. Included as Schedule 3.5(a) are consolidated financial statements of Manitex and the other Subsidiaries (collectively, the “Financial Statements”) consisting of (i) the consolidated audited financial statements (including balance sheets and statements of earnings and cash flows) of Manitex and the other Subsidiaries for each of the fiscal years ended December 31, 2004 and 2003 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Goren, Bonwell and Kelly, P.C., independent accountants for Manitex for such years, and (ii) a consolidated unaudited balance sheet of Manitex and the other Subsidiaries for the fiscal year ended as of December 31, 2005 (including the notes contained therein or annexed thereto) (the “Recent Balance Sheet”), and the related unaudited statements of earnings, members’ equity and cash flows for the fiscal year then ended and for the corresponding period of the prior year. The Financial Statements (A) are true, correct and complete; (B) are prepared from and consistent with such financial statements as have been prepared and used by Parent and Subsidiaries in the ordinary course of managing their businesses and measuring and reporting their operating results; (C) are prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited statements, for the absence of footnote disclosure and normal recurring year-end adjustments) and with the books and records of Manitex and the other Subsidiaries; and (D) fairly present the assets, Liabilities, financial position, results of operations and cash flows of Manitex and the other Subsidiaries as of the dates and for the periods indicated. If any other asset, liability or item of income or expense reflected on the Financial Statements arises out of an allocation to the Business of a portion of any asset, liability or item of income or expense of Parent or any Subsidiary that relates in part to any operations other than the Business, then Schedule 3.5(a) sets forth such fact, an explanation thereof and the method of calculating the allocation or charge.

(b) Internal Accounting Controls. Parent and Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6. Tax Matters.

(a) Definitions. For the purposes of this Agreement, the following definitions shall apply:

(i) “Applicable Tax Law” means any law of any Tax Authority relating to Taxes, including regulations, rulings, notices, and other official pronouncements of any Tax Authority, and any judicial or administrative cases or decisions relating to Taxes and any legislative history relating to Taxes.

(ii) “Post-Effective Period” means, with respect to Parent, any Subsidiary and the Business, any Tax Period (as defined below) beginning after the Closing Date and the portion of any Straddle Period (as defined below) beginning after the Closing Date.

(iii) “Pre-Effective Period” means, with respect to Parent, any Subsidiary and Business, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

(iv) “Straddle Period” means, with respect to Parent and any Subsidiary, any Tax Period that begins before and ends after the Closing Date.

(v) “Taxes” mean:

(A) any income, corporation, gross income, gross receipts, franchise, profits, single business, unincorporated business, gains, capital stock, stamp, capital duty, payroll, withholding, social security, employment, unemployment, disability, workers compensation, wealth, welfare, excise, license, transfer, registration, occupation, sales, use, value added, consumption, premium, property, real estate, windfall profits, severance, environmental, customs duties, replacement, or ad valorem tax, or other tax or alternative or add-on minimum tax or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any Tax), whether imposed by any foreign, federal, state, local or other taxing authority, and any interest, penalties, additions to tax or similar charges with respect to any aforementioned tax; and

(B) any liability for the payment of any amount with respect to any Tax described in clause (A) of another Person as a result of being a successor to or transferee of such Person or a member of any affiliated, consolidated, combined, unitary or similar group, or under any agreement, contract, or provision of law.

(vi) “Tax Authority” means, with respect to any Tax, the government, governmental authority or political subdivision thereof that imposes such Tax, and any agency, department, bureau, service or other governmental authority (if any) charged with the administration or collection of such Taxes.

(vii) “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

(viii) “Tax Returns” mean any or all returns, information returns, extension applications, declarations (including estimated tax declarations or forms), reports, statements and other documents filed or required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

(ix) “Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

(b) Filing of Tax Returns. Except as set forth on Schedule 3.6(b), Parent and each Subsidiary has timely filed all Tax Returns required to be filed by it with the appropriate Tax Authorities. All such Tax Returns are true, complete, and correct.

(c) Payment of Taxes. Except as set forth on Schedule 3.6(c), Parent and each Subsidiary has timely paid all Taxes shown as due on all Tax Returns filed by it, and has timely paid all other Taxes (including required payments of estimated Taxes) owed by it or owing with respect to the Business. Any Taxes for any Pre-Effective Period which are not yet due and have not been paid as of the Closing Date shall be fully and adequately covered through estimated payments on or before the Closing Date or reserved for in the Tax Reserve.

(d) Asset Ownership. Except as set forth on Schedule 3.6(d), each asset with respect to which Parent or any Subsidiary claims depreciation, amortization or similar expense for Tax purposes is owned by it for Tax purposes under Applicable Tax Law. Neither Parent nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No asset or property of Parent or any Subsidiary (i) directly or indirectly secures any debt, the interest on which is exempt from federal income tax under Sections 103 or 141-150 of the Code, or (ii) is “tax-exempt use property” within the meaning of Section 168(f) of the Code.

(e) Tax Audit History. Except as set forth on Schedule 3.6(e), there are no audits or examinations of, or actions or proceedings relating to, any Tax Return or Taxes of Parent or any Subsidiary, threatened or presently in progress or of which Parent, any Subsidiary or any Member has received notice. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns or Taxes of Parent or any Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any Subsidiary.

(f) Tax Liens. Except as set forth on Schedule 3.6(f), there are no Liens for Taxes upon the Assets and Properties of Parent or any Subsidiary except Liens for current Taxes not yet due or payable.

(g) Tax Sharing or Allocation Agreements. Except as set forth on Schedule 3.6(g), neither Parent nor any Subsidiary is party to or bound by any tax indemnity, tax sharing agreement, tax allocation agreement, or other arrangement pursuant to which Parent or any Subsidiary is or could be held responsible for any Taxes of any other person, or any Power of Attorney relating to Taxes.

(h) Closing Agreements. Except as set forth on Schedule 3.6(h), neither Parent nor any Subsidiary has executed, become subject to or entered into any “closing agreement” as defined in Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Applicable Tax Law.

(i) Tax Reserves. The unpaid Taxes of Parent and Subsidiaries do not exceed the Tax Reserve.

(j) Requests for Changes in Method of Accounting/Deferred Gains/Ruling Requests. Except as set forth on Schedule 3.6(j):

(i) Neither Parent nor any Subsidiary has agreed or is required (nor has any agreement been made on their behalf) to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Taxing Authority requesting permission for any changes in any accounting method.

(ii) Neither Parent nor any Subsidiary will be required to include any item of income or gain in any Post-Effective Period as a result of an installment sale or open transaction method of reporting; long-term contract method of accounting; or prepaid amount received on or prior to the Closing Date.

(iii) There are no outstanding rulings, or requests for rulings, with any Tax Authority addressed, directly or indirectly, to Parent or any Subsidiary that are, or if issued would be binding upon Parent or any Subsidiary for any Post-Effective Period.

(k) United States Real Property Interests. None of the Membership Interests constitute United States real property interests within the meaning of section 897 of the Code. No Subsidiary is, nor ever has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. Buyer is not required to withhold Tax on the purchase of the Membership Interests by reason of Section 1445 of the Code.

(l) Foreign Persons. Neither Parent nor any Subsidiary is a “foreign person” (as that term is defined in Section 1445 of the Code). Parent has never had a “foreign partner” (as that term is defined for purposes of section 1446 of the Code).

(m) Certain Compensatory Arrangements. Neither Parent nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense pursuant to Section 280G or Section 162(m) of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code.

(n) International Boycott Determination. Neither Parent nor Subsidiary nor Members has participated in an international boycott as defined in Section 999 of the Code.

(o) Tax Returns. Schedule 3.6(o) lists all Tax Returns filed by Parent or any Subsidiary for the years 2003, 2004, 2005, and 2006 (including extension requests and estimated payment forms). Parent and each Subsidiary have delivered to Buyer correct and complete copies of all such Tax Returns, and any notices from or other correspondence with any Tax Authorities since January 1, 2003.

(p) Reportable Transaction. Neither Parent nor any Subsidiary is or has ever been a beneficiary of (or otherwise participated in) any “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(e), and no Tax Return of Parent or any Subsidiary has contained disclosure statements under Section 6662 of the Code.

(q) Personal Holding Company. Neither Parent nor any Subsidiary has ever been (i) a personal holding company as described in Section 542 of the Code, or (ii) subject to the accumulated earnings tax as described in Section 531 of the Code.

(r) Partnership. Parent is, and has always been, classified as a partnership for federal income tax purposes. Quantum Value Partners, LP, was at all times during its existence classified as a partnership for federal income tax purposes.

(s) Consolidated Group. Manitex is classified as a corporation for federal income tax purposes. Manitex and Subsidiaries (other than Quantum Value Partners, LP) made a valid election to file a consolidated federal income tax return for the calendar taxable year 2003, with Manitex as common parent. Manitex will continue to file consolidated returns which will include Manitex and Subsidiaries (excluding Quantum Value Partners, LP), through the Closing. SkyCrane is a disregarded entity for federal income tax purposes.

(t) Withholding. Parent and each Subsidiary have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party.

3.7. Accounts Receivables. All accounts receivable and notes receivable reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable that have arisen since the date of the Recent Balance Sheet, (a) arose out of arm’s length transactions actually made in the ordinary course of Business, (b) are the valid and legally binding obligations of the parties obligated to pay such amounts, (c) are collectible (net of the reserves for doubtful accounts shown on the Recent Balance Sheet in the case of accounts receivable and notes receivable reflected on the Recent Balance Sheet and net of reserves for doubtful accounts shown on the Final Closing Balance Sheet in the case of accounts receivable and notes receivable existing as of the Closing Date) in the ordinary course of Business without the necessity of commencing Litigation, (d) are subject to no counterclaim or setoff and (e) are not in dispute. Schedule 3.7 contains an aged schedule of accounts receivable reflected on the Recent Balance Sheet.

3.8. Inventory. All Inventory reflected on the Recent Balance Sheet (a) is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market and (b) consists of a quality and quantity usable and saleable in the ordinary course of Business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated). All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of Business. Except as set forth in Schedule 3.8, all Inventory is located at, or is in transit to or from, the Facilities. Except as set forth in Schedule 3.8 (which contains a description of any exceptions and related amounts), (i) all work-in-process contained in Inventory constitutes items in process of production pursuant to Contracts entered into (including orders taken) in the ordinary course of Business by regular customers of Parent and/or Subsidiaries with, to Company’s knowledge, no recent history of credit problems, (ii) neither Parent, nor any Subsidiary, nor any such customer is in material breach of the terms of any obligation to the other, and (iii) no valid grounds exist for any set off of amounts billable to such customers on the completion of the Contract to which work-in-process relates. All work-in-process consists of a quality ordinarily produced in accordance with the requirements of the Contracts to which such work-in-process relates, and will require no rework with respect to services performed prior to the Closing, except to the extent labor attributable to such rework has been reasonably taken into consideration in valuing the work-in-process pursuant to Section 2.3. Company will have on hand as of the Closing such quantities of Inventory as are reasonably required to continue the Business of Company immediately after the Closing consistent with past practice. Parent and each Subsidiary have purchased all Inventory in compliance with applicable Laws and Orders relating to imported goods.

3.9. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.9, since the date of the Recent Balance Sheet, there has not been:

(a) No Adverse Change. Any material adverse change in the conduct, financial condition, assets, Liabilities, business, prospects or operations of Parent or any Subsidiary.

(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business, assets or Liabilities of Parent or any Subsidiary.

(c) No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of

Parent or any Subsidiary, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents (including any such increase or change pursuant to any Employee Benefit Plan or other commitment).

(d) No Labor Disputes. Any labor dispute or disturbance relating to or affecting Parent or any Subsidiary, other than routine individual grievances that are not material to the conduct, financial condition, assets, Liabilities, business, prospects or operations of Parent or any Subsidiary.

(e) No Distributions. Any payment of any kind to any of the members or shareholders of Parent or any Subsidiary, except for regular payments of base salary, benefits under Employee Benefit Plans applicable to employees of Parent or any Subsidiary generally and reimbursement of expenses in accordance with the expense reimbursement policy of Parent or any Subsidiary.

(f) No Increase in Affiliate Obligations. Any increase in Parent or any Subsidiary’s investment in or receivable from any Affiliate of Parent or any Subsidiary.

(g) No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any assets of Parent or any Subsidiary, except for the sale of Inventory items in the ordinary course of Business.

(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Parent or any Subsidiary.

(i) No Liens. Any Lien made on any assets of Parent or any Subsidiary.

(j) No Amendment of Contracts, Rights. Any entering into, amendment or early termination of any Contract relating to employment to which Parent or any Subsidiary is a party, or any entering into, amendment or early termination of any material Contract to which Parent or any Subsidiary is a party, or any release or waiver of any material claims or rights under any Contract to which Parent or any Subsidiary is a party, other than in the ordinary course of Business.

(k) Loans and Advances. Any loan or advance made by Parent or any Subsidiary to any Person, other than advances made to employees of Parent or any Subsidiary in the ordinary course of Business for travel and entertainment in accordance with past practice.

(l) Credit. Any grant of credit by Parent or any Subsidiary to any customer (including any distributor) of Parent or any Subsidiary on terms or in amounts more favorable than those that have been extended to such customer in the past, any other change in the terms of any credit heretofore extended by Parent or any Subsidiary or any other change of the policies or practices of Parent or any Subsidiary with respect to the granting of credit.

(m) Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any Liability of Parent or any Subsidiary, other than the discharge or satisfaction in the ordinary course of Business of current Liabilities reflected on the face of the Recent Balance Sheet and current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of Business.

(n) Deferral of Liabilities. Any deferral, extension or failure to pay any of the Liabilities of Parent or any Subsidiary as of when the same become due or any allowance of the level of the Liabilities of Parent or any Subsidiary to increase in any material respect or any prepayment of any of the Liabilities of Parent or any Subsidiary.

(o) Accounting Principles. Any material change in the financial or Tax accounting principles or methods of Parent or any Subsidiary, except to the extent required by GAAP.

(p) No Unusual Events. Any other event or condition not in the ordinary course of Business that relates to or affects the business or assets of Parent or any Subsidiary.

3.10. Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 3.10, neither Parent nor any Subsidiary has any Liabilities, other than: (a) commercial Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of Business consistent with past practice, none of which has had or is reasonably likely to have a material adverse effect on the conduct, financial condition, assets, Liabilities, business, prospects or operations of Parent or any Subsidiary; (b) Liabilities disclosed in this Agreement or in the Disclosure Schedule, or that are of the type or kind required to be disclosed in the Disclosure Schedule but are not disclosed solely because they fall below the minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Disclosure Schedule; or (c) Liabilities of Parent pursuant to the $20 million Variable Rate Single Payment Note, dated March 10, 2005, by Parent in favor of Comerica Bank.

3.11. No Litigation. Except as set forth in Schedule 3.11, there is no Litigation pending or, to the knowledge of Company, threatened against Parent or any Subsidiary, or their respective members or managers or officers or directors (in such capacity) or their respective business, assets or Liabilities. To the knowledge of Company, no event has occurred or action taken that is reasonably likely to result in such Litigation. Except as set forth in Schedule 3.11, none of Parent or any Subsidiary or their respective businesses, assets or Liabilities is subject to any Order.

3.12. Compliance With Laws and Orders.

(a) Laws and Orders. Except for past violations for which Parent and Subsidiaries are not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.12(a), Parent and Subsidiaries (including their respective businesses and assets) are and have been in compliance with all applicable Laws and Orders. Except as set forth in Schedule 3.12(a), neither Parent nor any Subsidiary has received notice of any violation or alleged violation of any Laws or Orders. Except as set forth in Schedule 3.12(a), all reports, filings and returns required to be filed by or on behalf of Parent or any Subsidiary with any Governmental Entity have been filed and, when filed, were true, correct and complete. Without limitation:

(i) Unemployment Compensation. Parent and Subsidiaries have made all required payments to their respective unemployment compensation reserve accounts with the appropriate Governmental Entities of the jurisdictions in which they are required to maintain such accounts and each of such accounts has a positive balance.

(ii) OSHA. Parent has delivered to Buyer copies of all reports required to be filed by or on behalf of Parent or any Subsidiary during the three (3) year period immediately preceding the date hereof under the Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety Laws. The deficiencies, if any, noted on such reports have been corrected.

(b) Licenses and Permits. Parent and Subsidiaries have all licenses, permits, approvals, certifications, consents and listings of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of their businesses (as Parent and Subsidiaries currently conduct the Business and as Parent and Subsidiaries propose to conduct the Business) and the operation of their Facilities. All such licenses, permits, approvals, certifications, consents and listings are set forth in Schedule 3.12(b), are in full force and effect and will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the transactions contemplated hereby. Except for past violations for which Parent and Subsidiaries are not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.12(b), Parent and Subsidiaries (including their respective businesses and assets) are and have been in compliance with all such licenses, permits, approvals, certifications, consents and listings.

(c) Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 3.12, except for past violations for which Parent and Subsidiaries are not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.12(c):

(i) Parent and Subsidiaries (including their respective businesses and assets) are and have been in full compliance with all Environmental Laws except where the failure to comply would not result in a Company Material Adverse Effect;

(ii) There is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or, to the knowledge of Company, threatened against Parent or any Subsidiary relating in any way to the Environmental Laws that would have a Company Material Adverse Effect;

(iii) To the knowledge of Company, there is no Litigation pending or threatened against any other Person whose Liability therefor may have been retained or assumed by or could be imputed or attributed to Parent or any Subsidiary relating in any way to any Environmental Laws;

(iv) To the knowledge of the Company, there are no past or present or future events, conditions, circumstances, activities, practices,

incidents, actions, omissions or plans that may (A) interfere with or prevent full compliance or continued full compliance by Parent and Subsidiaries with all Environmental Laws or (B) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign or other Laws, or otherwise form the basis of any Litigation, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste; and

(v) To the knowledge of Company, (A) no portion of any of the Real Property has been used as a landfill or for storage or landfill of Waste, (B) no underground storage tanks have ever been present on any of the Real Property and (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) have ever been present on any of the Real Property.

True, correct and complete copies of all environmental studies in the possession or control of Parent, Subsidiary, any Member of Parent, or any member, officer or director of any Subsidiary, or to which Parent, any Subsidiary, any Member of Parent, or any member, officer or director of Subsidiary has access, relating to any property with respect to which Parent or any Subsidiary may have incurred Liability or for which Liability may be asserted against Parent or any Subsidiary have been delivered to Buyer.

(d) Questionable Payments. Neither Parent nor any Subsidiary nor any manager, officer, director, employee, agent or other person associated with or acting on behalf of Parent or any Subsidiary is an official, agent or employee of any government or Governmental Entity or political party or a candidate for any political office. Except as set forth in Schedule 3.12(d), during the previous five (5) years, neither Parent nor any Subsidiary nor any manager, employee, agent or other person associated with or acting on behalf of Parent or any Subsidiary has, directly or indirectly, (i) used any funds of Parent or any Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any Subsidiary; (iii) violated any provision that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful fund of monies or other assets of Parent or any Subsidiary; (v) made any fraudulent entry on the books or records of Parent or any Subsidiary; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any Subsidiary.

3.13. Title to and Condition of Properties.

(a) Marketable Title. Parent and Subsidiaries have good and marketable fee title or leasehold title (as applicable) to all of their businesses and assets (tangible and intangible) reflected in the Recent Balance Sheet, except for properties and assets sold since the date of the Recent Balance Sheet in the ordinary course of Business consistent with past practice, free and clear of all Liens, except, in the case of real property, for (i) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet) and (ii) Liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Business of Company as currently conducted or adversely affect the marketability of the assets of Parent or any Subsidiary (collectively, the “Permitted Real Property Liens”). None of the businesses or assets of Parent or any Subsidiary are subject to any restrictions with respect to the transferability or divisibility thereof. Neither Parent’s title to its business and assets nor any Subsidiary’s title to its business and assets will be affected by the transactions contemplated hereby. None of the assets of Parent or any Subsidiary are subject to recovery by any previous owner of such property under any theory of Law or contractual right. Except as set forth in Schedule 3.13(a), neither Company nor any Subsidiary is using any assets or rights that are not owned, licensed or leased by it.

(b) Condition. All tangible assets (real and personal) owned or utilized by Company or SkyCrane are in good operating condition and repair, free from any defects (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company or SkyCrane), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business of Company or SkyCrane as conducted during the preceding twelve (12) months. All buildings, plants and other structures owned or utilized by Company or SkyCrane are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company or SkyCrane).

(c) Real Property. Schedule 3.13(c) sets forth all real property owned, used or occupied by Company or SkyCrane (the “Real Property”), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting the Real Property, the zoning classification and tax parcel number thereof and all plants, buildings or other structures located thereon. The use of the Real Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Real Property. There are currently in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are currently constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads, and there is no pending or, to the knowledge of Company, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. The Real Property is comprised of a single, complete tax parcel, or if the Real

Property is comprised of more than one tax parcel, then the Real Property includes the entirety of all related tax parcels. There is not (i) any claim of adverse possession or prescriptive rights involving or affecting any of the Real Property, (ii) any structure located on any Real Property that encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other Person that encroaches on or over the boundaries of any Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law or Order. No public improvements have been commenced and, to the knowledge of Company, none are planned that in either case may result in special assessments against or otherwise materially adversely affect any Real Property. Company has no notice nor does the Company have knowledge of any (A) planned or proposed increase in assessed valuations of any Real Property, (B) Order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat or (C) condition or defect that could give rise to an Order of the sort referred to in subclause (B). All electric, gas, water, sewage, communications and other utilities necessary to conduct the businesses of Company and SkyCrane on the Real Property are sufficient for the normal operations of Company and SkyCrane. All installation and collection charges in respect of such utilities have been paid in full.

(d) No Condemnation, Expropriation or Similar Action. Neither the whole nor any portion of the business or assets of Company or SkyCrane is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and to the knowledge of Company, no such condemnation, expropriation or taking has been planned, scheduled or proposed. To the knowledge of Company, there is no existing, proposed or contemplated plan to construct, modify or realign any street, highway, power line or pipeline that would adversely affect the current or planned use or occupancy of the Real Property.

3.14. Insurance.

(a) Company Insurance Policies. Schedule 3.14(a) sets forth a true, correct and complete list and description of all policies of fire, liability, product liability, workers compensation, health, product, recall and other forms of insurance currently in effect with respect to the Business, assets or Liabilities of Company or SkyCrane (collectively, the “Company Insurance Policies”). Schedule 3.14(a) includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each Company Insurance Policy, and any pending claims in excess of Five Thousand Dollars ($5,000.00) (or its foreign currency equivalent as of the date hereof). Company has delivered true, correct and complete copies of each Company Insurance Policy to Buyer. All Company Insurance Policies provide insurance coverage with respect to the business, assets or Liabilities of Company or SkyCrane of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. Neither Company nor SkyCrane has received any notice of cancellation or termination with respect to any Company Insurance Policy, and to the knowledge of Company or SkyCrane, no event or condition exists or has occurred that could result in cancellation of any Company Insurance Policy prior to its scheduled expiration date. To the knowledge of Company, Company and SkyCrane have duly and timely made all claims that they have been entitled to make under each Company Insurance Policy. Neither Company nor SkyCrane has received any notice from or on behalf of any insurance carrier issuing any Company Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Company Insurance Policy. The Company Insurance Policies are sufficient in all material respects for compliance by Company and SkyCrane with all requirements of Law and with the requirements of all material Contracts to which Parent or any Subsidiary is a party.

(b) Company Insurance Policies. Schedule 3.14(b) indicates each Company Insurance Policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal seventy-five percent (75%) or more of the coverage limit. All Company Insurance Policies are valid, outstanding and enforceable policies. No Company Insurance Policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. Except as set forth in Schedule 3.14(b), there is no claim by Company or SkyCrane pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the knowledge of Company, there is no basis for denial of any pending claim under any Company Insurance Policy. None of the insurance carriers providing coverage under the Company Insurance Policies has declared bankruptcy or provided notice of insolvency to Parent, any Subsidiary, any Member of Parent, or any member, officer or director of any Subsidiary. Neither Company nor SkyCrane has been refused any insurance with respect to any aspect of its assets or business.

3.15. Contracts and Commitments. Except as set forth in Schedule 3.15:

(a) Real Property Leases. Neither Parent (whether as lessor or lessee) nor any Subsidiary (whether as lessor or lessee) has Contracts for the lease or occupancy of Real Property.

(b) Personal Property Leases. Neither Parent (whether as lessor or lessee) nor any Subsidiary (whether as lessor or lessee) has Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of Five Thousand Dollars ($5,000.00) (or its foreign currency equivalent as of the date hereof) or involving performance over a period of more than twelve (12) months.

(c) Purchase Commitments. Neither Parent nor any Subsidiary has purchase Contracts for Inventory items that, together with amounts on hand, constitute more than twelve (12) months normal usage or that are at an excessive price.

(d) Sales Commitments. Neither Parent nor any Subsidiary has sales Contracts that aggregate in excess of Five Hundred Thousand Dollars ($500,000.00) (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers. Neither Parent nor any Subsidiary has sales Contracts except those made in the ordinary course of Business at arm’s length, and no such Contracts are for a sales price that would result in a loss to Parent or any Subsidiary (after giving effect to full amortization of overhead and selling, general and administrative expenses). The backlog of existing orders and sales orders of Parent and any Subsidiary, as of the date hereof, is set forth in Schedule 3.15, all of which represent bona fide orders taken in the ordinary course of Business.

(e) Contracts for Services. Neither Parent nor any Subsidiary has a Contract with any manager, employee, agent, consultant or other third party performing similar functions that is not cancelable by Parent or any Subsidiary on notice of not longer than thirty (30) calendar days without liability, penalty or premium of any nature or kind whatsoever or under which Parent or any Subsidiary could incur obligations in excess of One Hundred Thousand Dollars ($100,000.00) (or its foreign currency equivalent as of the date hereof).

(f) Powers of Attorney. Neither Parent nor any Subsidiary has given a power of attorney or proxy that is currently in effect to any Person for any purpose whatsoever.

(g) Collective Bargaining Agreements. Neither Parent nor any Subsidiary has a collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.

(h) Loan Agreements. Neither Parent nor any Subsidiary has a loan Contract, a promissory note, a letter of credit or other evidence of indebtedness, as a signatory, guarantor or otherwise.

(i) Guarantees. Neither Parent nor any Subsidiary has guaranteed the payment or performance of any Person, agreed to indemnify any Person (except under Contracts entered into by Parent or any Subsidiary in the ordinary course of Business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person.

(j) Governmental Contracts. Neither Parent nor any Subsidiary has a Contract with any Governmental Entity.

(k) Agreements Relating to Company Trade Rights. Neither Parent nor any Subsidiary has consulting, development, joint development or similar Contracts relating to any of the Company Trade Rights.

(l) Restrictive Agreements. Neither Parent nor any Subsidiary has a Contract (i) requiring Parent or any Subsidiary to assign any interest in any Company Trade Rights, (ii) prohibiting or restricting Parent, any Subsidiary or any of their respective employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting them from carrying on any business anywhere in the world or (iii) relating to the location of employees or a minimum number of employees to be employed by Parent or any Subsidiary.

(m) Other Material Contracts. Neither Parent nor any Subsidiary has a Contract of any nature involving consideration or other expenditure in excess of One Hundred Thousand Dollars ($100,000.00) (or its foreign currency equivalent as of the date hereof), or involving performance over a period of more than twelve (12) months, or that is otherwise individually material to the operations of Parent or any Subsidiary.

3.16. No Default. Neither Parent nor any Subsidiary is in default in any material respect under any Contract to which it is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of the obligations of Parent or any Subsidiary thereunder or result in the creation of any Lien on any of the assets of Parent or any Subsidiary. No third party is in default in any material respect under any Contract to which Parent or any Subsidiary is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. Each Contract to which Parent or any Subsidiary is a party is in full force and effect and is a valid and binding agreement enforceable against Parent or any Subsidiary, as the case may be, and, to the knowledge of Company, the other party or parties thereto in accordance with its terms. None of the loan Contracts, promissory notes, letters of credit or other evidences of indebtedness set forth in Schedule 3.15 contain prepayment penalties, premiums or similar fees.

3.17. Labor Matters. Since January 1, 2003, neither Company nor SkyCrane has experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which Parent and Subsidiaries are not subject to any current Liability and cannot become subject to any future Liability, Parent and Subsidiaries are and have been in compliance with all applicable Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and Parent and Subsidiaries are not and have not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint pending or threatened against Parent or any Subsidiary. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Parent or Subsidiaries nor any secondary boycott with respect to any products or services of Parent or Subsidiaries. No question concerning representation has been raised or is threatened relating to the employees of Parent or Subsidiaries. No labor grievance that might have a material adverse effect on the conduct, financial condition, assets, Liabilities, business, prospects or operations of Parent or Subsidiaries, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending. There are no pending or threatened administrative charges or court complaints against Parent or Subsidiaries concerning alleged employment discrimination or other employment-related matters. No class action or multi-plaintiff employment-related Litigation is pending or threatened against Parent or Subsidiaries involving or relating to the Business. Since the date of the Recent Balance Sheet, neither Parent nor Subsidiaries has had any adverse change in its contribution rate or its experience rating for unemployment compensation purposes in any jurisdiction in which its business is conducted.

3.18. Employee Benefit Plans.

(a) Disclosure. Schedule 3.18(a) sets forth a true, correct and complete list of all Employee Benefit Plans. Each Employee Benefit Plan is identified in Schedule 3.18(a), to the extent applicable, as one or more of the following: (i) an ERISA Plan; (ii) a plan intended to be qualified under Section 401 of the Code (“Qualified Plan”), or (iii) a plan covering Persons who are not employees of Parent or any Subsidiary. No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 4001 of ERISA) or a pension plan subject to the minimum funding standards of Section 412 of the Code, and neither Parent nor any Subsidiary nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan or pension plan, other than the Noble Construction Equipment Pension Plan formerly sponsored by Parent. All participants in any Employee Benefit Plan are employees of the entity sponsoring such Employee Benefit Plan.

(b) Delivery of Documents. Parent and Members have provided or made available to Buyer: (i) accurate and complete copies of all documents embodying each Employee Benefit Plan, (ii) the most recent annual report (Form 5500) filed with respect to each ERISA Plan for which such filing is required, (iii) the most recent summary plan description, and all subsequent material modifications, for all ERISA Plans, (iv) the most recent IRS determination letter with respect to the qualification of each Qualified Plan, (v) all discrimination tests performed with respect to each Qualified Plan, and (vi) all administrative service agreements (including agreements with Professional Employee Organizations), group annuity contracts, group insurance contracts, and similar written agreements and contracts relating to any Employee Benefit Plan.

(c) Compliance With Law. Except as set forth on Schedule 3.18(c), all Employee Benefit Plans are, and have been, maintained and administered in material compliance with their provisions and all applicable laws, including ERISA.

(d) Prohibited Transactions. There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan, and no event or omission has occurred in connection with which Parent, Subsidiaries, or any of the assets of Parent or any Subsidiary or any Employee Benefit Plan, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Benefit Plan, or under any Contract, Law or Order pursuant to which Parent or any Subsidiary has agreed or is required to indemnify any Person against any Liability incurred under any such Contract, Law or Order.

(e) Controlled Group; Affiliated Service Group; Leased Employees. Neither Parent nor any Subsidiary is or ever has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) other than with the Persons listed on Schedule 3.18(e). There are not and never have been any “leased employees” (within the meaning of Section 414(n) of the Code) who perform services primarily for the benefit of Parent or any Subsidiary, and no individuals are expected to become such leased employees with the passage of time.

(f) Claims. Except as set forth on Schedule 3.18(f), there are no claims made under any Employee Benefit Plan against such plan or Parent or any Subsidiary other than claims for benefits made in the normal course and there are no pending legal or administrative proceedings or investigations under or with respect to any Employee Benefit Plan.

(g) Plan Liability. Neither Parent nor any Subsidiary has any current or contingent funding or other obligation or liability under any plan, program or arrangement not listed on Schedule 3.18(a). With respect to each Employee Benefit Plan, Parent or the applicable Subsidiary will have made, on or before the Closing Date, all contributions required to be made on or prior to such date and will have accrued on the Financial

Statements as of the Closing Date all contributions which are accrued, but not yet payable as of the Closing Date, including with respect to any self-funded welfare benefit plan, an accurate accrual for incurred but not reported claims. All other liabilities, either incurred or contingent, of either Parent or any Subsidiary under the Employee Benefit Plans listed on Schedule 3.18(a) shall be accurately reflected, individually and in the aggregate, on the Financial Statements as of the Closing Date. Each Employee Benefit Plan can be amended, terminated, or otherwise discontinued in accordance with its terms without liability to Parent or any Subsidiary. An affiliate of the Members other than Parent or any Subsidiary has legally assumed sponsorship of and all liability under the Noble Construction Equipment Pension Plan and has advised the Pension Benefit Guaranty Corporation in writing of such assumption in accordance with applicable law.

(h) Post-Retirement Benefits. Except as expressly required under Sections 601 through 609 of ERISA, no Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Parent or any Subsidiary beyond their retirement or other termination of service, and neither Parent nor any Subsidiary has any obligation to provide or contribute toward the cost of such coverage or benefits.

(i) No Triggering of Obligations. The consummation of the transactions contemplated hereby will not (i) result in any payment (including any severance, unemployment compensation, or golden parachute payment) becoming due from Parent or any Subsidiary under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit payable under any Employee Benefit Plan to any extent.

(j) Future Commitments. Neither Parent nor any Subsidiary has announced a plan or legally binding commitment to create any additional Employee Benefit Plan or to amend or modify any existing Employee Benefit Plan.

(k) Foreign Plan. Neither Parent nor any Subsidiary has now, or ever had, any obligation to maintain, sponsor, establish, participate in, or contribute to any plan, program or arrangement for the benefit of any employee, former employee, director of or consultant to Parent or any Subsidiary who performs services outside of the United States.

3.19. Employees; Compensation. Schedule 3.19 contains a true, correct and complete list of (a) all management employees of Parent and any Subsidiary whose compensation exceeds $75,000 per year, (b) each such employee’s title, duties and location of employment, and (c) each such employee’s annual rate of compensation, including bonuses and incentives. For purposes of subclause (c), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee. Schedule 3.19 also contains a true, correct and complete list of qualified beneficiaries eligible for COBRA continuation coverage benefits under any Employee Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA).

3.20. Trade Rights. Schedule 3.20 contains a true, correct and complete list of all Company Trade Rights (to the extent susceptible to listing). Schedule 3.20 also specifies which of the Company Trade Rights are registered. All Company Trade Rights are in good standing, and those shown as registered in Schedule 3.20 have been properly registered in all jurisdictions where required, which jurisdictions are set forth in Schedule 3.20. All registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To conduct its Business as it is currently conducted or proposed to be conducted, neither Parent nor any Subsidiary requires any Trade Rights that it does not already have. Parent and Subsidiaries are not infringing and have not infringed any Trade Rights of another, nor is there any basis upon which a claim or challenge for infringement could be made. To the knowledge of Company, no Person is infringing or has infringed any of the Company Trade Rights. Neither Parent nor any Subsidiary is aware of any pending patent applications belonging to others that would be infringed by Parent or any Subsidiary if a patent that included such claims were granted on such pending applications. Except as set forth in Schedule 3.20, neither Parent nor any Subsidiary has granted any license or made any assignment of any of the Company Trade Rights, and no Person other than Parent or any Subsidiary has any right to use any Company Trade Rights. Except as set forth in Schedule 3.20, neither Parent nor any Subsidiary pays any royalties or other consideration for the right to use any Trade Rights of others. All Trade Rights that are used by Parent or any Subsidiary are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Parent or any Subsidiary. No methods, processes, procedures, apparatus or equipment, used or held for use by Parent or any Subsidiary, use or include any proprietary or confidential information or any trade secrets misappropriated from another. Neither Parent nor any Subsidiary has proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of Parent or any Subsidiary, and Parent and Subsidiaries have complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information. Schedule 3.20 contains a true, correct and complete list of all pending research and development projects for which there has been a charge or cost allocation of One Hundred Thousand Dollars ($100,000) (or its foreign currency equivalent as of the date hereof) or more. Parent and Subsidiaries have maintained the confidentiality of all Company Trade Rights to the extent necessary to maintain all proprietary rights therein. The consummation of the transactions contemplated hereby will not alter or impair any of the Company Trade Rights.

3.21. Customers; Suppliers; Dealers and Distributors.

(a) Major Customers. Schedule 3.21(a) contains a true, correct and complete list of the ten (10) largest customers, including distributors, of Company and SkyCrane for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year and whether such customer is an Affiliate or a third party. Company has no knowledge or information of any facts indicating, or any other reason to believe, that any of the customers described in Schedule 3.21(a) will not continue to be customers of Company or SkyCrane, as the case may be, after the Closing at substantially the same level of purchases as heretofore.

(b) Major Suppliers. Schedule 3.21(b) contains a true, correct and complete list of the ten (10) largest suppliers to Company and SkyCrane for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party. Neither Company nor SkyCrane has knowledge or information of any facts indicating, or any other reason to believe, that any of the suppliers described in Schedule 3.21(b) will not continue to be suppliers to Company or SkyCrane, as the case may be, after the Closing and will not continue to supply Company and SkyCrane with substantially the same quantity and quality of goods and services at competitive prices.

(c) Dealers and Distributors. Schedule 3.21(c) contains (i) a true, correct and complete list by product line of all sales representatives, dealers, distributors and franchisees of Company and SkyCrane and other third parties performing similar functions for Company and SkyCrane, (ii) representative copies of all such sales representative, dealer, distributor, franchise and other applicable Contracts and policy statements and (iii) a description of all material modifications or exceptions to such Contracts and policy statements. Except as set forth in Schedule 3.21(c), neither Company nor SkyCrane has a contract with any such sales representative, dealer, distributor, franchisee or other third party that is not cancelable by Company or SkyCrane on notice of not longer than thirty (30) calendar days without liability, penalty or premium of any nature of kind whatsoever. Company and SkyCrane have paid all commissions and other amounts currently due to each such sales representative, dealer, distributor, franchisee and other third party. Except as set forth in Schedule 3.21(c), Company and SkyCrane have not terminated their engagements or other relationships with any such sales representatives, dealers, distributors, franchisees or other third parties since January 1, 1005.

3.22. Product Warranty and Product Liability. Schedule 3.22 contains a true, correct and complete copy of the standard warranty or warranties of Company and SkyCrane for sales of Products, and except as expressly set forth therein, there are no warranties, deviations from standard warranties or commitments or obligations with respect to the return, repair, or replacement of Products under which Parent or any Subsidiary could have any Liability. Schedule 3.22 sets forth the aggregate annual cost to Company and SkyCrane of performing warranty obligations for each of the previous three (3) fiscal years and the current fiscal year through March 31, 2006. Schedule 3.22 also contains a description of all pending warranty claims where the amount in question exceeds, or is reasonably likely to exceed, Thirty Thousand Dollars ($30,000.00) (or its foreign currency equivalent as of the date hereof). Except as set forth on Schedule 3.22, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign, and to the knowledge of Company, no facts or conditions exist that could reasonably be expected to result in such a recall campaign. All Products have been designed, manufactured, labeled and performed so as to meet and comply with all governmental standards and specifications and all applicable Laws and Orders currently in effect, and have received all governmental approvals necessary to allow their sale and use. Products produced by Company under Contracts in which Company commits to deliver products that are designed, manufactured, and/or labeled so as to meet and comply with any governmental standards and specifications or Laws or Orders currently in effect have been designed, manufactured, and/or labeled in a manner that complies with such contractual requirements.

3.23. Certain Relationships to Parent.

(a) Contracts with Affiliates. All Contracts between Parent or any Subsidiary and any Affiliate of Parent or any Subsidiary are described in Schedule 3.23(a).

(b) No Adverse Interests. No Affiliate of Parent or any Subsidiary has any direct or indirect interest in or other business relationship or arrangement with (i) any Person that does Business with Parent or any Subsidiary in connection with the operation of, or is competitive with, the Business of Parent or any Subsidiary or (ii) any property, asset or right that is used by Parent or any Subsidiary.

(c) Obligations Involving Affiliates. All obligations of any Affiliate of Parent to Parent, of any Affiliate of any Subsidiary to such Subsidiary, of Parent to any Affiliate of Parent, and of any Subsidiary to any Affiliate of such Subsidiary are described in Schedule 3.23(c).

3.24. Assets and Services Necessary to Business. Except for Inventory items sold by Company or SkyCrane in the ordinary course of Business and except as set forth in Schedule 3.24, the property, assets and rights, tangible and intangible (including Trade Rights), of Company and SkyCrane comprise all property, assets and rights used, held for use or acquired for use in the operation of the Business as currently conducted, and the property, assets and rights of Company and SkyCrane will comprise all property, assets and rights, tangible and intangible (including Trade Rights), that Company or SkyCrane used, held for use or acquired for use in the operations of the Business from the date hereof until and through the Closing Date. Schedule 3.24 contains a true, correct and complete list of all services provided to Company and SkyCrane by employees of any of Company’s Affiliates or SkyCrane’s Affiliates.

3.25. Bank Accounts. Schedule 3.25 sets forth a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Parent or any Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.26. No Brokers or Finders. Except for Morgan, Joseph & Company, neither Parent nor any Subsidiary nor any of their respective members, managers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

3.27. Intentionally omitted.

3.28. Disclosure. No representation or warranty by Parent, any Subsidiary, or Members in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Parent, any Subsidiary or Members pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. Each copy of an original document included in the Disclosure Schedule is a true, correct and complete copy of such document and includes all material exhibits, schedules, amendments, supplements or other modifications to such document.

3.29. Non-Solicitation. Since February 16, 2006, no Member has, nor has it permitted Parent, any Subsidiary or their respective managers, officers, directors, employees, members, independent contractors, consultants, accountants, attorneys, investment advisors, agents, representatives, Affiliates or associates (collectively, “Company Representatives”) to (directly or indirectly) take any of the following actions with any Person other than Buyer: (a) solicit, encourage, initiate, entertain, accept receipt of, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal (a “Competing Proposed Transaction”), with respect to any possible Business Combination, (b) engage in any discussions or negotiations with, or provide any non-public information with respect to or access to any of the books or records of Parent or any Subsidiary to any Person, other than Buyer, relating to (or which Member believed would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination, (c) agree to, enter into a contract with any Person, other than Buyer, providing for, or approve a Business Combination, (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination, or (e) authorize or permit any of the Company Representatives to take any such action.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Parent and Members, each of which is true and correct on the date hereof and shall the survive the consummation of the transactions contemplated hereby.

4.1. Corporate.

(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

(b) Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3. No Brokers or Finders. Except for J. Giordano Securities, neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

4.4. SEC Reports and Financial Statements. Buyer has filed with the Securities and Exchange Commission (“SEC”), and has made available to the Members’ Agent true and complete copies of all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since February 14, 2005, under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or the Securities Act of 1933, as amended (“Securities Act”) (as such documents have been amended since the time of their filing, collectively, the “Buyer SEC Documents”). The Buyer SEC Documents, including any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.5. No Undisclosed Liabilities. Except as and to the extent set forth on the most recent consolidated balance sheet of Buyer (including the notes thereto) included in the Buyer SEC Documents, neither Buyer nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) disclosed in any Buyer SEC Document filed prior to the date of this Agreement or (ii) incurred pursuant to this Agreement.

5. COVENANTS PRIOR TO THE CLOSING

5.1. Pre-Closing Access to Information. From the date hereof until the Closing, except as prohibited by applicable Law, each of Parent, Subsidiaries and Members shall, and shall cause all of Parent’s and Subsidiaries’ managers, directors, officers, employees, agents, independent accountants and advisors to, furnish to Buyer and its representatives, at reasonable times and places, (a) such access to the Facilities and above-listed personnel and individuals as Buyer may from time to time reasonably request, (b) such access to the assets, books and records, including any Tax Returns of Parent and Subsidiaries as Buyer may from time to time reasonably request and (c) such access to financial and operating data and other information relating to Parent and Subsidiaries as Buyer may from time to time reasonably request, including access to the work papers of Parent’s and Subsidiaries’ independent auditors (with the consent of such auditors, which Parent, Subsidiaries and Members obtained prior to the date hereof). Buyer shall be entitled to inspect, examine, audit and photocopy all of such documents. In addition, during such period, with the prior consent of Members’ Agent in each instance (which consent shall not be unreasonably withheld or delayed), Buyer and its representatives shall have access to suppliers, customers, managers, employees and agents of Parent and Subsidiaries and others having business dealings with Parent or any Subsidiary for the purpose of performing Buyer’s due diligence investigation.

5.2. Conduct of Business Pending the Closing.

(a) From the date hereof until the Closing, except as required or contemplated by the express terms of this Agreement and except for any actions taken by Parent or any Subsidiary of the type set forth in Exhibit 5.2(a) or otherwise consented to by Buyer in writing:

(i) No Changes. Members shall cause each of Parent and Subsidiaries to carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation. Subject to applicable Law, Members will use reasonable efforts to keep Buyer informed as to the operations and activities of Parent and Subsidiaries and consult with representatives of Buyer on important matters relating to or affecting Parent’s or Subsidiary’s business, assets or Liabilities.

(ii) Maintain Organization. Members will cause each of Parent and Subsidiaries to take such action as is necessary to maintain, preserve, renew and keep in favor and effect the existence, rights, qualifications, licenses, permits, consents, authorizations, regulations and franchises of each of Parent and Subsidiaries. Members will use best efforts to cause each of Parent and Subsidiaries to preserve its business intact, to keep available to Buyer its current employees and to preserve for Buyer its current relationships with suppliers, customers, managers, employees and agents of each of Parent and Subsidiaries and others having business dealings with them.

(iii) No Breach. Members will not and will cause Parent and Subsidiaries not to do or omit any act that (i) may cause a breach of any Contract or result in Liability of Parent or any Subsidiary that in either case is material to Parent or any Subsidiary, (ii) may breach any representation or warranty made by Parent or Members in this Agreement or (iii) would have required disclosure in Schedule 3.9 had it occurred after the date of the Recent Balance Sheet and prior to the date hereof.

(iv) No Material Contracts. Subject to applicable Law, the Members will not cause or permit either Parent or any Subsidiary to enter into Contracts of any type, except for Contracts that satisfy each of the following criteria: (i) Contracts that are in the ordinary course of Business and consistent with past practice Parent or any Subsidiary, as the case may be; and (ii) Contracts that would not require disclosure in any Schedule had they been in existence on the date hereof. Subject to applicable Law, the Members will not cause or permit either Parent or any Subsidiary to amend in any material respect or terminate Contracts of any type, or waive any material rights thereunder, other than in the ordinary course of their business.

(v) No Changes. The Members will not cause or permit either Parent or any Subsidiary to amend its operating agreement, articles of incorporation or similar organizational documents or make any changes in the equity interests of Parent or any Subsidiary.

(vi) No Capital Expenditures. The Members will not cause or permit either Parent or any Subsidiary to make any capital expenditure, nor commit to make any capital expenditure, in excess of $10,000.00 (or its foreign currency equivalent as of the date hereof), except pursuant to a Contract disclosed in Schedule 3.15.

(vii) Maintenance of Insurance. The Members will cause each of Parent and Subsidiaries to maintain each of its insurance policies in effect as of the date of this Agreement and procure such additional insurance as Buyer reasonably requests.

(viii) Maintenance of Property. The Members will cause each of Parent and Subsidiaries to use, operate, maintain and repair all of its assets in a normal business manner. The Members will not cause or permit either Parent or any Subsidiary to sell, lease, grant or otherwise transfer or dispose of any of its assets, except for the sale of Inventory items in the ordinary course of its business.

(ix) Interim Financials. The Members will cause each of Parent and Subsidiaries to provide Buyer with such interim monthly financial statements of Parent and Subsidiaries and other management reports as Parent and Subsidiaries have prepared and used in the ordinary course of managing their business and measuring and reporting their operating results, as and when they are available. Such financial statements shall be prepared in accordance with the representations set forth in Section 3.5.

(x) No Negotiations. The Members acknowledge that the Parent has solicited proposals for the sale of Parent and Subsidiaries from financial and strategic buyers and obtained valuations of Parent and Subsidiaries and relevant comparables from investment banks. Accordingly, and as a material inducement to Buyer to execute this Agreement, until the earlier of the Closing Date and the date of termination of this Agreement pursuant to the provisions of Section 11 hereof, the Members will not and will not cause or permit either Parent or any Subsidiary to, directly or indirectly (through a Company Representative or otherwise), solicit or furnish any information to, commence or conduct presently ongoing negotiations with or enter into any Contract with any Person other than Buyer with respect to any possible Business Combination and Members will and will cause each of Parent and Subsidiaries to immediately provide Buyer written notice of any such Business Combination proposal and the terms thereof.

(xi) Trade Rights. The Members will not cause or permit either Parent or any Subsidiary to negotiate or enter into any license of any Trade Right that is used in the operations of the Business, whether as licensor or as licensee, but Members will cause each of Parent and Subsidiaries to make all filings and payments, and complete all other action, necessary after the date hereof and prior to the Closing to obtain and perfect the Parent’s and Subsidiary’s rights in and to all Trade Rights that are used in the operations of the Business.

(xii) Tax Elections. The Members will not cause or permit either Parent or any Subsidiary to make any elections with respect to Taxes or any changes in the current elections made with respect to Taxes.

(xiii) Location of Inventory. The Members will not cause or permit either Parent or any Subsidiary to process, use or store any Inventory at any location other than the Facilities or the locations set forth in Schedule 3.8.

(b) From the date hereof until the Closing, except as required or contemplated by the express terms of this Agreement and except for any actions taken by Buyer of the type set forth in Exhibit 5.2(b) or otherwise consented to by Parent in writing:

(i) No Changes. Buyer shall carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation. Subject to applicable Law, Buyer will use reasonable efforts to keep Members’ Agent informed as to the operations and activities of Buyer

(ii) Maintain Organization. Buyer will take such action as is necessary to maintain, preserve, renew and keep in favor and effect the existence, rights, qualifications, licenses, permits, consents, authorizations, regulations and franchises of Buyer. Buyer will use best efforts to preserve its business intact, to keep available to Buyer its current employees and to preserve its current relationships with suppliers, customers, managers, employees and agents of Buyer and others having business dealings with them.

(iii) No Breach. Buyers will not do or omit any act that (i) may cause a breach of any Contract or result in Liability of Buyer that is material to Buyer, or (ii) may breach any representation or warranty made by Buyer in this Agreement.

(iv) No Material Contracts. Subject to applicable Law, Buyer will not enter into Contracts of any type, except for Contracts that are made in the ordinary course of business and consistent with past practice. Subject to applicable Law, Buyer will not amend in any material respect or terminate Contracts of any type, or waive any material rights thereunder, other than in the ordinary course of business.

(v) No Changes. Buyer will not amend its articles of incorporation or similar organizational documents.

(vi) No Capital Expenditures. Buyer will not make any capital expenditure, nor commit to make any capital expenditure, in excess of $10,000.00 (or its foreign currency equivalent as of the date hereof), except pursuant to a Contract disclosed in Schedule 5.2(b).

(vii) Maintenance of Insurance. Buyer will maintain each of its insurance policies in effect as of the date of this Agreement and procure such additional insurance as Buyer reasonably requests.

(viii) Maintenance of Property. Buyer will use, operate, maintain and repair all of its assets in a normal business manner. Buyer will not sell, lease, grant or otherwise transfer or dispose of any of its assets, except for the sale of inventory items in the ordinary course of its business.

(ix) Trade Rights. Buyer will not negotiate or enter into any license of any Trade Right that is used in the operations of its business, whether as licensor or as licensee.

5.3. Further Actions. Subject to the terms and conditions hereof, Members will and will cause each of Parent and Subsidiaries to use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with Buyer with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their best efforts (a) to obtain prior to the Closing all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with Parent or any Subsidiary that are necessary for the consummation of the transactions contemplated hereby and (b) to effect all necessary registrations and filings (other than the filings contemplated by Section 1.1). With regard to consents from third parties to the Contracts set forth in Schedule 3.15 and from third parties identified in Schedules 3.21(a), 3.21(b) and 3.21(c), Members will or will cause Parent or any Subsidiary, as the case may be, to initiate contact to obtain such consents only in conjunction and cooperation with Buyer.

5.4. Estoppel Certificates. Not less than fifteen (15) calendar days prior to the Closing, Members shall cause Parent to provide to Buyer an estoppel certificate or status letter from the landlord under each lease of Real Property, in form and substance reasonably satisfactory to Buyer and Members’ Agent, certifying that (a) the lease is valid and in full force and effect, (b) the amounts payable by Parent or a Subsidiary, as the case may be, under the lease and the date to which the same have been paid, (c) whether there are, to the knowledge of such landlord, any defaults thereunder and, if so, specifying the nature thereof, (d) the transactions contemplated hereby will not constitute default under the lease and (e) if requested by Buyer, the landlord consents to the transactions contemplated by this Agreement in respect of the lease.

5.5. Environmental Audits. Prior to the Closing, Members shall deliver to Buyer Phase I Environmental Reports prepared by a firm engaged in the regular business of environmental engineering to conduct such environmental audits with respect to the operations of Parent and Subsidiaries and the Real Property located in York, Pennsylvania and Georgetown, Texas. Members shall cause Parent and Subsidiaries to provide such access to the Real Property and other assistance as Buyer or such environmental audit firm reasonably requests to complete such environmental audits. In addition, Members shall cause Parent, Company and Subsidiaries to consult with Buyer with respect to any such environmental audits undertaken in connection with the sale of any Real Property after the date hereof and to include in the scope of such audit matters reasonably requested by Buyer.

5.6. General Releases. At the Closing, each Member shall execute and deliver to Buyer, general releases in form and substance reasonably satisfactory to Buyer and Members’ Agent, releasing Parent and Subsidiaries and their respective officers, directors, members, managers, employees and agents from all Claims to the Closing Date, except (a) to the extent described in Contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases and (b) in the case of persons who are employees of the foregoing, compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against Parent or any Subsidiary with respect to representations, warranties or covenants made by Parent in or pursuant to this Agreement.

5.7. Notification. Prior to the Closing, Members’ Agent shall promptly notify Buyer (after Parent, any Member or any Subsidiary has notice thereof), and Buyer shall promptly notify Members’ Agent (after Buyer has notice thereof), and keep such other Parties advised, as to any Litigation pending and known to such Party or, to its actual knowledge, threatened that challenges the transactions contemplated hereby. In addition, prior to the Closing, Members’ Agent shall promptly notify Buyer (after Parent, any Subsidiary or any Member has notice thereof), and keep Buyer advised, as to any material adverse change in the conduct, financial condition, assets, Liabilities, business, prospects or operations of Parent or any Subsidiary.

5.8. Disclosure. Members’ Agent shall promptly notify Buyer in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the Disclosure Schedule on the date hereof or would cause the representations and warranties of Parent and Members made pursuant to this Agreement not to be true, correct and complete as of the date hereof or the date on which such matter arose or was discovered, but no such disclosure shall cure any breach of any representation or warranty. For purposes of determining the accuracy of the representations and warranties of Parent and Members made pursuant to this Agreement, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof, and shall be deemed to exclude any information contained in any notification to Buyer pursuant to this Section 5.8 or otherwise.

6. ADDITIONAL COVENANTS

6.1. Post-Closing Access to Information; Cooperation

(a) Access to Information. After the Closing, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the assets, Liabilities or operations of Parent or any Subsidiary with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.

(b) Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 6.2 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to Parent’s or any Subsidiary’s business or assets. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Section 9). Members agree, as and to the extent reasonably requested by Buyer, to use their respective best efforts to obtain any certificate or other document from any Governmental Entity or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and Members further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).

(c) Consultation with Advisors. Each Member consents to Buyer’s consultation with legal, accounting and other professional advisors to Parent or any Subsidiary and such Member relating to the advice rendered to Parent or any Subsidiary or such Member prior to the Closing regarding Parent’s or any Subsidiary’s business or assets, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.

(d) Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 6.1, although the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 6.1, as to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Section 6.1 but rather, absent agreement, must utilize the rules of discovery.

6.2. Tax MattersTreatment of Transaction. Pursuant to Rev. Rul. 99-6, Members will be treated as selling their Membership Interests in Parent, while Buyer will be treated as purchasing the assets of Parent, namely, all the membership interests in Manitex and any other assets of Parent. The Parties shall report Buyer’s purchase of the Membership Interests in accordance with such treatment.

(a) Preparation and Filing of Tax Returns; Payment of Taxes.

(i) Catch-Up on Late Returns. Members shall cause Parent and Subsidiaries to file all federal and state income and franchise Tax Returns, and any other Tax Returns that are required to be but have not yet been filed, for the years 2004 and 2005 (including 2006 report year Texas Franchise Tax Returns for the 2005 accounting period) as soon as reasonably practicable. Members shall cause Subsidiaries to amend their 2005 report year Texas Franchise Tax Returns (for the 2004 accounting period) as soon as possible to correct the determinations of the Texas apportionment factor and earned surplus and any other items that need to be corrected. The Tax Returns referred to in the two preceding sentences shall be true, accurate and complete in all material respects, and Members shall cause Parent and Subsidiaries to pay such Taxes as are shown to be due on such Tax Returns as soon as possible, but in no event later than two days after a Tax Return is filed. Members shall consult with Buyer in connection with such Tax Returns and shall provide copies of the draft Tax Returns to Parent at least five days prior to filing, and Parent may direct such changes as are reasonable. Buyer shall cause to be prepared and filed any such Tax Returns (or amendments thereof) not filed prior to the Closing Date, and if Members so desire, they may consult with Buyer in connection with such Tax Returns.

(ii) 2006 Tax Returns. Members shall cause Parent and Subsidiaries to make timely (or in any case, as soon as possible) estimated payments of income, franchise, and other Taxes subject to estimated payment procedures in amounts sufficient to cover all such Taxes for all Pre-Effective Periods ending in 2006 or thereafter. Members shall cause to be prepared and timely filed all Tax Returns for such periods (and any other Tax Returns) that are due on or before the Closing Date. Such Tax Returns shall be true, accurate, complete in all material respects, and Members shall cause the Taxes shown as due thereon to be timely paid. Members shall consult with Buyer in connection with the determination of the amount of estimated tax payments and such Tax Returns and shall provide copies of the draft Tax Returns to Parent at least five days prior to filing, and Parent may direct such changes as are reasonable. Buyer shall cause to be prepared and filed any such Tax Returns (or amendments thereof) not filed prior to the Closing Date, and if Members so desire, they may consult with Buyer in connection with such Tax Returns.

(iii) Parent Forms 1065. Notwithstanding the foregoing, Members shall be responsible for preparing and filing all federal Form 1065 income Tax Returns of Parent and Quantum Value Partners, LP, for Pre-Effective Periods, and for any similar state information tax returns. Such Tax Returns shall be true, accurate and complete, and shall be prepared in accordance with past practices of Parent and such Subsidiaries. Buyer shall have a reasonable opportunity to review and comment on any such Tax Returns prior to filing. Members shall timely pay, or cause Parent or Quantum Value Partners, LP, to timely pay, all Taxes, if any, shown as due on such Tax Returns.

(iv) Buyer Tax Returns. Buyer shall be responsible for preparing and filing Tax Returns for Post-Effective Periods and Straddle Periods, and if Members so desire, they may consult with Buyer in connection with Straddle Period Tax Returns.

(b) Responsibility for Pre-Effective Period Taxes.

(i) In General. To the extent Taxes of Parent and Subsidiaries for all Pre-Effective Periods exceed estimated payments made on or before the Closing Date and the Tax Reserve, Members shall indemnify and reimburse Buyer, Parent and Subsidiaries for such Taxes in accordance with Section 9 hereof; provided that any shortfall in the Tax Reserve reflected in the Final Closing Balance Sheet shall be included in determining the amount of any Claims of Buyer pursuant to Section 9. In no event will Members be entitled to any payment, refund, purchase price adjustment, credit, offset, or other benefit from a refund of Taxes in any Pre-Effective Period due to a carryback of a loss, credit or other item arising in a Post-Effective Period, unless Buyer determines that such benefit cannot be used by Parent or Subsidiaries in the Post-Effective Period.

(ii) Straddle Periods. For purposes of allocating any Straddle Period Taxes for purposes of this Agreement, (i) the Texas franchise Tax for a Straddle Period and Taxes for a Straddle Period based on or measured by income or receipts of Parent or a Subsidiary or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event shall be allocated between the Pre-Effective Period and the Post-Effective Period based on an interim closing of the books as of the end of the Closing Date as if the accounting period ended at such time (and for such purpose, the Tax Period of any partnership or other pass-through entity in which Parent or a Subsidiary holds a beneficial interest shall be deemed to terminate at such time), and (ii) other Taxes for a Straddle Period not reasonably allocable pursuant to (i) above on a specific identification or interim closing basis shall be allocated based upon a fraction, the numerator of which is the number of days in the Pre-Effective Period or Post-Effective Period included in such Straddle Period, as applicable, and the denominator of which is the number of days in such Straddle Period. Any credits relating to a Straddle Period shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Parent and Subsidiaries.

Tax Certificates. Buyer may request such clearance certificates, withholding orders, or similar certificates from, or give such notices of the transaction to, such Tax Authorities as it deems advisable to avoid liability for Taxes of Parent or any Subsidiary. At Buyer’s direction, Members shall cause Parent and any Subsidiary to request such certificates or give such notices, and to cooperate in resolving any outstanding liability or withholding order. Notwithstanding anything herein to the contrary, Buyer may withhold from the Purchase Price such amounts as it is directed to withhold by any certificate or withholding order.

Cooperation.

Members, Parent and each Subsidiary, and their managers, officers, directors, employees, accountants, attorneys, representatives, and agents (collectively, “Personnel”) (whether before or after Closing), and Buyer will cooperate fully with each other and each other’s Personnel in connection with Tax matters relating to Parent and any Subsidiary, including without limitation:

preparing and filing Tax Returns and reports with respect to Parent and each Subsidiary for any period;

determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes;

examination of Tax Returns;

any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed or any refund of Taxes.

Such cooperation will include each Party making all information and documents in its possession relating to Parent and any Subsidiary available to the other Party.

Each of the Parties will also make available to the other Party, as reasonably requested and available, its Personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and Personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

Buyer will not be required to provide Members with any confidential or proprietary information of Parent, any Subsidiary, Buyer or any of Buyer’s affiliates after the Closing Date, except to the extent required for the filing of Tax Returns and resolution or investigation of tax controversies that relate to Pre-Effective Periods.

(c) Tax Record Retention. Parent, Members, and each Subsidiary (and their Personnel on their behalf) will not prior to Closing dispose of (other than to Buyer) any books, records, Tax Returns, schedules, work papers, correspondence, or other material documents or information, whether in paper or electronic form, relating to the Taxes of Parent or any Subsidiary for any Pre-Effective Period (“Tax Records”), and all Tax Records shall be transferred to Parent and Subsidiaries on or before, or promptly after, Closing. Parent and each Subsidiary shall after Closing retain such Tax Records for the full period of the applicable statute of limitations, including any extensions thereof.

(d) Tax Controversies; Indemnification.

Notification of Tax Proceedings. If after the date hereof and before Closing, Parent or any Subsidiary or their Personnel, or if after the date hereof Members, receive notice of or otherwise obtain knowledge of the beginning or scheduling of any Tax audit, the assessment of any Tax, a Tax due or any bill for collection of any Tax due, or the beginning or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of Parent or any Subsidiary or otherwise with respect to Business, Parent, such Subsidiary or Members will provide prompt notice in writing to Buyer of such matter, setting forth information describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

Straddle Periods. Notwithstanding Article 9, in the case of a proceeding with respect to a Straddle Period Tax, each Party shall be entitled to fully participate in and shall control that portion of the proceedings relating to the Tax with respect to which it is responsible for, but, if the control cannot be so divided, the Party responsible for the greater share of the Tax shall be entitled to control the matter.

(d) Miscellaneous. Members, on the one hand, and Buyer, on the other, agree to treat all payments (other than amounts required to be treated as interest) made by either of them to or for the benefit of the other under this Agreement as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Applicable Tax Law of a particular jurisdiction provides otherwise.

(e) Transfer Taxes. All transfer Taxes arising in connection with the transfer of the Membership Interests shall be borne equally by Members and Buyer.

6.3. Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to preserve the goodwill associated with the Business, each Member agrees that, for a period of two (2) years after the Closing Date, such Member will not, directly or indirectly:

(a) engage in, continue in or carry on any business that competes in any aspect of the Business, including owning or controlling any financial interest in any Competitor;

(b) consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of the Business, including advertising or otherwise endorsing the products or services of any such Competitor, soliciting customers or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

(c) solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for, Company or SkyCrane, or assist any third party with respect to any of the foregoing, unless such person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates (including Company and SkyCrane) for a period of six (6) consecutive months; or

(d) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

provided, however, that the foregoing shall not prohibit the ownership of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend throughout the United States and Canada. Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases all or any portion of the Business. Recognizing the specialized nature of the Business, Members acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

6.4. Confidential Information.

(a) Nondisclosure. Each Member shall maintain all Confidential Information in strict confidence and secrecy, and shall not, at any time subsequent to the Closing, directly or indirectly, (i) use any Confidential Information for any purpose, (ii) disclose any Confidential Information to any Person other than Buyer or its Affiliates (including Company), (iii) keep or make copies of any documents, records or property of any nature whatsoever containing any Confidential Information or (iv) assist any other Person in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between such Member and Buyer or any of its Affiliates (including Company) and except to the extent explicitly requested in writing by Buyer. Nothing in this Agreement reduces any obligation of any Member to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition.

(b) Legal Obligation to Disclose. If any Member is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigation demand or similar process) to disclose any Confidential Information at any time after the Closing, then such disclosing Member shall provide Buyer with prompt written notice of such request or requirement to enable Buyer (i) to seek an appropriate protective order or other remedy, (ii) to consult with the disclosing Party with respect to steps by the disclosing Member to resist or narrow the scope of such request or legal process and/or (iii) to waive compliance, in whole or in part, with the terms of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver under this Section 6.4, the disclosing Member is nonetheless, in the reasonable opinion of its, his or her counsel, compelled to disclose Confidential Information to any tribunal or else stand liable for contempt, then the disclosing Member may disclose such Confidential Information to the tribunal, provided that the disclosing Member shall use its, his or her best efforts to obtain an Order, or such other reasonable assurance as Buyer may designate, that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. The disclosing Member shall not be liable under this Section 6.4 for the disclosure to such tribunal to the extent such disclosure is compelled (it being understood, however, that if such disclosure was caused or resulted from a previous disclosure by the disclosing Member not permitted under this Section 6.4, then the other terms and provisions of this Section 6.4 shall continue in full force and effect and shall be enforceable by Buyer as to such disclosure or disclosures not permitted under this Section 6.4 that resulted in the compelled disclosure).

(c) Discovery of Confidential Information. If, at any time after the Closing, any Member discovers that it, he or she is in possession of any records containing any Confidential Information, then the discovering Member shall immediately deliver such records to Buyer. No Member shall assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

6.5. Further Assurances. From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may be reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

6.6. Use of Parent’s Name. After the Closing, Buyer shall not, without prior written consent of Members’ Agent, make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “Quantum Value Management,” or any letters, words or phrases confusingly similar to the foregoing.

6.7. Buyer Securities. The Parent and each of the Members acknowledge that the certificates representing shares of Buyer common stock and the Notes comprising a portion of the Purchase Price shall be imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ISSUED IN RELIANCE ON EXEMPTIONS, FROM REGISTRATION THEREUNDER. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

7.1. Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Parent and Members in this Agreement, and each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of Parent or any Member pursuant hereto, shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date (without regard to any Company Material Adverse Effect, materiality or knowledge qualifier contained therein) with such exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.2. Compliance With Agreement. Parent and Members shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by Parent or Members prior to or on the Closing Date, including the delivery of the documents described in Sections 5 and 10.2.

7.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against any Party or Subsidiary or any of their respective Affiliates with respect to the transactions contemplated hereby.

7.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer, not less than two (2) business days prior to the Closing.

7.5. Employment and Noncompetition Agreement. At the Closing, Members shall cause to be delivered to Buyer an Employment and Noncompetition Agreement, substantially in the form of Exhibit 7.5 hereto, duly executed by David Langevin.

7.6. Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.

7.7. Environmental Audit. The results of any environmental audit conducted pursuant to Section 5.5 shall not have disclosed any past or present condition, process or practice with respect to any aspect of Parent’s or any Subsidiary’s business or of any property owned, occupied or operated by Parent or any Subsidiary that is not in full compliance with all applicable Environmental Laws or that otherwise requires remediation under any Environmental Law, if a reasonable estimate by Buyer of the cost of remediation, the potential Liability to a third party (including statutory liability) arising from such condition, process or practice and/or the cost of bringing Parent or such property into full compliance with all applicable Environmental Laws would exceed $20,000.00 in the aggregate with respect to all matters described in this Section 7.7.

8. CONDITIONS PRECEDENT TO PARENT’S AND MEMBERS’ OBLIGATIONS

Each and every obligation of Parent and Members to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Members’ Agent) prior to or at the Closing of each of the following conditions:

8.1. Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Members’ Agent, each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by or on behalf of Buyer pursuant hereto, shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date (without regarding to any Buyer Material Adverse Effect, materiality, or knowledge qualifier contained therein), with such exceptions that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

8.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the documents described in Section 10.3.

8.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby; provided, however, that the obligations of Parent and Members shall not be affected unless there is a reasonable likelihood that, as a result of such Litigation, Members shall be unable to retain substantially all the consideration to which they are entitled under this Agreement.

8.4. Buyer Material Adverse Effect. There shall not have occurred a Buyer Material Adverse Effect.

9. INDEMNIFICATION

9.1. By Members. Upon the terms and subject to the conditions set forth in this Section 9, each Member, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates (including Parent and Subsidiaries), and their respective members, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of Parent or any Member contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 10.2(b) (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality,” “knowledge” or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of Parent or any Subsidiary or any Member contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (c) any Liability of Parent or any Subsidiary for Taxes of another Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise; (d) any Indemnified Liabilities; or (e) any Taxes of Parent and Subsidiaries for Pre-Effective Tax Periods as provided in Section 6.2.

9.2. By Buyer. Upon the terms and subject to the conditions set forth in this Section 9, Buyer shall indemnify, defend and hold harmless each Member and its Affiliates, and their respective members, managers, directors, officers, employees, agents and other representatives (collectively, the “Member Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Member Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 10.3(a) (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality,” “knowledge” or similar qualifier set forth in such representation or warranty) or (b) any breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”).

9.3. Indemnification of Third Party Claims. The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

(a) Notice and Defense. The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice (and in any event written notice delivered within sixty (60) calendar days after the receipt of service or other notice of the commencement of any suit, action or arbitration proceeding) of the Third Party Claim. The Indemnifying Party may undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by it, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such assumption shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake the defense of the Third Party Claim without admitting that it has an indemnification obligation hereunder. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Section 9, except and only to the extent the Indemnifying Party is actually prejudiced thereby. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party shall not settle the Third Party Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any the Third Party Claim, and shall in other respects give reasonable cooperation in such defense.

(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

(c) Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Section 9, (i) if there is a reasonable probability that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim and (ii) the Indemnifying Party shall not, without the written prior consent of the Indemnified Party, settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the Third Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of the Third Party Claim.

9.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 9. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the Person that made the Third Party Claim.

9.5. Limitations on Indemnification. Except for any fraud or willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

(a) Time Limitation. No claim or action shall be brought under this Section 9 for breach of a representation or warranty after the lapse of twelve months after the Closing Date. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.1(b), 3.2, 3.3, 3.13(a), and 3.26, and Members hereby waive all applicable statutory limitation periods with respect thereto.

(ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.6 and 3.18 may be brought at any time until the date that is thirty (30) calendar days after the underlying obligation is barred by the applicable period of limitation under federal and state Laws relating thereto (as such period may be extended by waiver).

(iii) Any claim or action made by a Party by delivering notice to the other party requesting resolution of a Dispute relating to a breach of a representation or warranty under Section 12 prior to the termination of the survival period for such claim or action shall be preserved despite the subsequent termination of such survival period.

(iv) If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, then the termination of the survival period of one claim or action shall not affect a Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b) Limitations on Members’ Indemnification. Except as expressly provided herein, the Members shall have no obligation to indemnify any Buyer Indemnified Party pursuant to Section 9.1 until the aggregate amount of the Claims subject thereto exceeds $200,000 (the “Threshold Amount”), after which, subject to the next sentence of this section, the obligation of the Members shall be to indemnify the Buyer Indemnified Party to the full extent of all such Claims in excess of the Threshold Amount. The indemnification obligations under this Section 9.5(b) and the rights of set-off pursuant to Section 9.7 hereof shall be the sole and exclusive remedy of the Buyer Indemnified Parties with respect to any Claims made by any Buyer Indemnified Parties relating to or in connection with the transactions contemplated by this Agreement and the aggregate liability of the Members for indemnification hereunder shall be limited to an amount equal to the Purchase Price (the “Applicable Cap”). Notwithstanding the foregoing, there will be no limit on the aggregate liability of Parent and the Members for indemnification in the event that the representations and warranties contained in Sections 3.1(b), 3.2, 3.3, 3.13(a) and 3.26 of this Agreement are breached.

(c) Limitations on Buyer Indemnification. The Buyer shall have no obligation to indemnify any Person pursuant to Section 9.2 until the aggregate amount of the Claims subject thereto exceeds the Threshold Amount, after which, subject to the following sentence, the obligation of the Buyer shall be to indemnify such Person to the full extent of all such Claims in excess of the Threshold Amount. The indemnification obligations of the Buyer under this Section 9.5(c) shall be the sole and exclusive remedy of the Parent, its managers, employees, agents, affiliates, and assigns and each Member with respect to any Claims incurred by such Person relating to or in connection with the transactions contemplated by this Agreement and the aggregate liability of the Buyer for indemnification hereunder shall be limited to the Applicable Cap.

(d) General. The limitations set forth in this Section 9.5 do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Claim arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty. Without limitation, the obligations of Members to indemnify the Buyer Indemnified Parties from and against all Claims for which the Buyer Indemnified Parties are entitled to indemnification under subclauses (b), (c) or (d) of Section 9.1 shall be unaffected by the limitations set forth in this Section 9.5.

9.6. No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Claim at or prior to the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.” No representation, warranty or covenant contained in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bill of sale, assignments, documents, agreements and instruments to be delivered at the Closing.

9.7. Set Off. If Members shall fail to pay any amounts that they are obligated to pay to Buyer under this Agreement, including amounts that they are obligated to pay pursuant to Section 2.2(c) and the indemnification obligations set forth in this Section 9, then Buyer may, in addition to any other rights and remedies that may be available to it, set off all or any portion of such amounts against any amounts due and owing from Buyer to any Member. Any amounts so set off shall be deemed to have been paid to such Member as of the date on which written demand for payment of the amount in question was given to Members’ Agent.

10. CLOSING

10.1. Closing Date; Location. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Section 11, and provided that the conditions to the Closing set forth in Section 7 and Section 8 are satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley & Lardner LLP in Tampa, Florida, at 10:00 a.m., local time, on the latest to occur of (a) June 15, 2006, (b) the fifth (5th) business day after the satisfaction or waiver of the conditions to the Closing set forth in Section 7 and Section 1.1 or (c) such other place, date and time as the Parties shall agree. Notwithstanding the foregoing, if the Closing shall not occur in accordance with the preceding sentence because any condition to the Closing set forth in Section 7 or Section 8 is not satisfied or waived on or prior to that date, then Buyer or Members’ Agent may postpone the Closing from time to time to any designated subsequent business day not more than five (5) business days after the original or postponed date on which the Closing was to occur by delivering written notice of such postponement to the other. The actual time and date of the Closing is referred to as the “Closing Date.” If the Closing occurs, then the Closing shall be deemed to be effective as of the Effective Time.

10.2. Documents to be Delivered by Parent and Members. At the Closing, Parent and Members shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Membership Interests. An assignment of Membership Interests in substantially the form attached hereto as Exhibit 10.2.

(b) Compliance Certificate. A certificate signed by a manager of Parent reasonably acceptable to Buyer and by Members’ Agent (acting as the agent of all Members), in form and substance reasonably satisfactory to Buyer, certifying, representing and warranting that the conditions set forth in Sections 7.1 and 7.2 have been satisfied (except to the extent waived in writing by Buyer).

(c) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof, in form and substance reasonably satisfactory to Buyer.

(d) Certified Organizational Documents. A copy of the Articles of Organization of Parent, certified by the appropriate Governmental Entity of the jurisdiction of incorporation or organization of Parent. A copy of the Articles of Incorporation or Articles of Organization of each Subsidiary, certified by the appropriate Governmental Entity of the jurisdiction of incorporation or organization of such Subsidiary.

(e) Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of Parent and each Subsidiary, certified by the manager or secretary thereof, as applicable.

(f) Certified Resolutions. A copy of the resolutions of the managers of Parent and each Member that is a corporation, in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Parent or such Member, as the case may be, pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof.

(g) Good Standing Certificate. A Certificate of Good Standing for Parent, issued by the appropriate Governmental Entity of the following jurisdictions: (i) Michigan; (ii) Texas; and (iii) Pennsylvania. A Certificate of Good Standing for each Subsidiary, issued by the appropriate Governmental Entity of the following jurisdictions as applicable: (i)Texas; (ii) Delaware; (iii) Louisiana; (iv) Pennsylvania; and (v) Michigan.

(h) Resignations. The resignations of Members as managers, officers and directors of Parent, effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer, duly executed by such persons.

(i) Consents to Assignment. Such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to Buyer.

(j) Minute Books and Records. The original minute books, records and similar organizational documents of Parent and each Subsidiary, with the records reflecting the transfer of the Membership Interests to Buyer as of the Closing Date.

(k) General Releases. A General Release from each Member as described in Section 5.9.

(l) Nonforeign Affidavits. Each Member shall deliver a nonforeign affidavit within the meaning of Section 1445 of the Code.

(m) Notes. Notes payable to Parent representing any intercompany accounts set forth on the Recent Balance Sheet, the Final Closing Balance Sheet and Schedule 3.23(c), in form and substance reasonably satisfactory to Buyer.

(n) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

10.3. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Members’ Agent, the stock certificates representing 234,875 shares of common stock as required by Section 2.2(a), plus the Notes required by Section 2.2(b); and to Members’ Agent, the following documents, in each case duly executed or otherwise in proper form:

(a) Compliance Certificate. A certificate signed by an officer of Buyer reasonably acceptable to Members’ Agent, in form and substance reasonably satisfactory to Members’ Agent, certifying, representing and warranting that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except to the extent waived in writing by Members’ Agent).

(b) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Members (or Members’ Agent) pursuant to the terms hereof, in form and substance reasonably satisfactory to Members’ Agent.

(c) Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

(d) Other Documents. All other documents, instruments or writings required to be delivered to any Member at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Members’ Agent may reasonably request.

11. TERMINATION

11.1. Termination Without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, without any further Liability of any Party at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Members’ Agent; or

(b) by either Buyer or Members’ Agent in the event the Closing shall not have occurred on or before [June 15, 2006], or such other date as Buyer and Members’ Agent shall agree upon in writing; or

(c) by either Buyer or Members’ Agent in the event any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of such transactions; or

(d) by Buyer (i) in the event any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or granted any required consent or approval, that has the effect of conditioning the consummation of the transactions contemplated hereby upon the divesture, sale or holding separate of any of Buyer’s or its Affiliates’ (including, for this purpose, Parent’s) assets, businesses or properties, the execution of a consent decree or the assumption of any other obligations with respect to the ongoing operations of Buyer and/or its Affiliates (including, for this purpose, Parent and Subsidiaries) or (ii) if Buyer is not satisfied with the results of its legal, financial or operational due diligence regarding the Parent or any Subsidiary;

provided, however, that if a Party seeking termination pursuant to Section 11.1(b) is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, then that Party may not terminate this Agreement pursuant to Section 11.1(b).

11.2. Termination for Breach.

(a) Termination by Buyer. If (i) there has been a material violation or breach by Parent or any Member of any of the representations, warranties, covenants, agreements or other provisions of this Agreement that has not been waived in writing by Buyer, (ii) an event has occurred (other than a breach of this Agreement by Buyer) such that a condition to the obligations of Buyer cannot be satisfied or (iii) Parent, Members or Members’ Agent shall have attempted to terminate this Agreement under this Section 11 or otherwise without grounds to do so, then Buyer may, upon written notice to Members’ Agent at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c) .

(b) Termination by Members. If (i) there has been a material violation or breach by Buyer of any of the representations, warranties, covenants, agreements or other provisions of this Agreement that has not been waived in writing by Members’ Agent, (ii) an event has occurred (other than a breach of this Agreement by Parent or Members) such that a condition to the obligations of Parent and Members cannot be satisfied or (iii) Buyer shall have attempted to terminate this Agreement under this Section 11 or otherwise without grounds to do so, then Members’ Agent (acting as the agent of all Members) may, upon written notice to Buyer at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c).

(c) Effect of Termination. Termination of this Agreement pursuant to this Section 11.2 shall not in any way terminate, limit or restrict the rights and remedies of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any Party under common law to redress for any such breach or violation, each Party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other Party for whose benefit such representation, warranty, covenant, agreement or other provision was made from and against all Claims asserted against, resulting to, imposed upon or incurred by the non-breaching Party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the Parties’ payment obligations under Section 1.1 and Section 13.12(a) and (c) shall survive the termination of this Agreement.

11.3. Remedies. Any Party terminating this Agreement pursuant to this Article 11 shall have the right to recover damages sustained by such Party as a result of any fraud or willful misrepresentation by the other Party; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement (or the other related documents to which it is a party) under circumstances which would have permitted the other Party to terminate the Agreement under Article 11.

12. RESOLUTION OF DISPUTES

12.1. Enforcement. This Section 12 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision contained in this Agreement.

12.2. Negotiation. If there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Final Closing Balance Sheet, which shall be resolved exclusively pursuant to Section 2.3) (a “Dispute”), then the Dispute, upon the written request of Buyer or Members’ Agent, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer or manager who has no direct operational responsibility for the transactions contemplated hereby and who has the authority to resolve the Dispute (collectively, the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the Dispute. All negotiations pursuant to this Section 12.2 shall be considered confidential settlement discussions, and none of the Parties may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or Litigation. The Parties agree that no arbitrator, including the Tribunal, shall have the authority to consider any such statements. If, after the thirtieth (30th) calendar day after Buyer or Members’ Agent delivered the above-described written request for referral, either Buyer or Members’ Agent believes that the Dispute cannot be resolved by the Representatives through negotiation, then such Party may submit the Dispute to arbitration under Section 12.3 by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which Buyer and Members’ Agent mutually agree in writing (the “ADR Firm”), and delivering a copy of such request for arbitration to the other.

12.3. Arbitration.

(a) Rules. Any Dispute submitted to arbitration under Section 12.2 shall be finally settled by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date hereof, or such other alternative dispute rules upon which Buyer and Members’ Agent mutually agree in writing (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Section 12. Service of any matters in reference to such arbitration shall be given in the manner described in Section 13.11. All proceedings related to such arbitration shall be held in Detroit, Michigan unless the Parties otherwise agree in writing.

(b) Arbitrators. The arbitration proceedings shall be conducted by a panel of three (3) arbitrators (the “Tribunal”), each of whom shall have sufficient technical background (whether gained through education, work experience or otherwise) to enable the arbitrator to comprehend any technical material that is relevant to the subject of the arbitration. If the Parties cannot agree upon the identity of the arbitrators within ten (10) business days after the date on which a request for arbitration is filed with the ADR Firm, then any remaining arbitrators shall be selected by the ADR Firm in accordance with the Arbitration Rules. If the Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 12.3, then the ADR Firm shall determine whether such criteria are met.

(c) Procedures; No Appeal. The Tribunal shall allow such discovery as it determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) calendar days after the selection of the arbitrators. The Tribunal shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) calendar days thereafter to reconsider and modify such decision if any Party so requests within ten (10) calendar days after the decision. Thereafter, the decision of the Tribunal shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.

(d) Authority. The Tribunal shall have authority to award relief under legal or equitable principles, including interim or preliminary relief.

(e) Entry of Judgment. Judgment upon the decision and award rendered by the Tribunal may be entered in the courts described in Section 13.7. Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the Tribunal.

(f) Confidentiality. All proceedings under this Section 12.3, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the Tribunal.

12.4. Continued Performance. The fact that the dispute resolution procedures specified in this Section 12 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedures, all Parties shall continue to perform their respective obligations under this Agreement and the other documents and instruments entered into by the Parties pursuant hereto in good faith.

12.5. Tolling. All applicable periods of limitation shall be tolled while the procedures specified in this Section 12 are pending. The Parties shall take such action, if any, required to effect such tolling. Without limitation, no statements made by any Party or its representatives during any arbitration conducted pursuant to this Section 12 may be used for any purpose in any subsequent proceeding.

12.6. Other Proceedings. Notwithstanding anything to the contrary in this Section 12:

(a) Equitable Relief. Buyer or Parent may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 13.13. Such an application shall not be deemed a waiver of the right to compel negotiation or arbitration pursuant to this Section 12.

(b) Necessary Parties. No Party shall be required to submit to arbitration hereunder unless all Persons who are not Parties, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the Parties.

(c) Exclusivity; Significant Claims. Except as otherwise expressly set forth in a written agreement between Buyer and Members’ Agent, this Section 12 sets forth the exclusive method of resolving any Dispute; provided, however, that this Section 12 shall not apply with respect to any Dispute where a reasonable, good faith estimate of the amount in controversy, excluding attorneys’ fees and expenses and punitive damages, exceeds Two Hundred Thousand Dollars ($200,000.00).

13. MISCELLANEOUS

13.1. Members’ Agent.

(a) Appointment. Members hereby appoint and constitute Michael Azar as the “Members’ Agent” hereunder, to exercise the powers on behalf of Members set forth in this Agreement, and Michael Azar hereby accepts such appointment. In the event of the death, resignation or inability to act of Michael Azar, and upon receipt by Buyer of evidence of the same, David Langevin shall be the successor Members’ Agent with all powers of his or her predecessor.

(b) Power of Attorney. Each Member, by execution of this Agreement, hereby constitutes and appoints Members’ Agent its, his or her true and lawful attorney in fact, with full power in its, his or her name and on its, his or her behalf:

(i) to act on behalf of such Member according to the terms of this Agreement, including the power to amend this Agreement in accordance with Section 13.8; to give and receive notices on behalf of such Member; and to act on behalf of such Member in connection with any matter as to which Members, jointly and severally, are an “Indemnified Party” or “Indemnifying Party” under Section 9; all in the absolute discretion of Members’ Agent; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of Parent or any Member or by operation of Law, whether by the merger, dissolution or liquidation of Parent, by the death or incapacity of any Member or by the occurrence of any other event. All action taken by Members’ Agent hereunder shall be final and binding upon all Members. Members agree, jointly and severally, to hold Members’ Agent free and harmless from any and all loss, damage or liability that they, or any one of them, may sustain as a result of any action taken in good faith by Members’ Agent hereunder.

13.2. No Other Representations or Warranties. Parent and Members have prepared the schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof. No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Schedule unless such representation or warranty is expressly qualified by reference to a Schedule, and any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other section of this Agreement to which such information is responsive. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect. The representations and warranties of Parent and Members contained herein shall be unaffected by any inquiry or investigation heretofore or hereafter made by Buyer or any knowledge or Buyer other than as specifically disclosed in the Disclosure Schedule delivered to buyer at the time of execution of this Agreement.

13.3. Publicity. Each Party agrees that, from the date hereof through the Closing Date, no public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance to the extent practicable under the circumstances. Notwithstanding the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date, and (b) Parent and Members shall provide Buyer access to, and facilitate meetings with, employees of Company for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

13.4. [This section was intentionally omitted].

13.5. Assignment. Except to the extent otherwise expressly set forth in this Agreement, including Section 1.2 and Section 6.3, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Party or Parties, and any attempted assignment without such consent shall be void and without legal effect. Notwithstanding the foregoing, Buyer may assign this Agreement and all of its rights and obligations hereunder to an Affiliate, provided that Buyer remains liable for the performance thereof in the event such Affiliate fails to perform.

13.6. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates (including Company).

13.7. Law Governing Agreement; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Michigan, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Section 12, each Party stipulates that any Dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, either the Circuit Court for Oakland County in the State of Michigan or the United States District Court for the Eastern District of Michigan, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party waives any right to trial by jury with respect to any Dispute.

13.8. Severability. If the Tribunal or any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 6.3 and Section 6.4, are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

13.9. Amendment and Modification. Buyer and Members’ Agent may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing; provided, however, that Buyer may, in its discretion, require the execution of any such amendment, modification or supplement by Parent and all Members.

13.10. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.11. Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission; or sent to the applicable Parties at their respective addresses indicated in this Section 13.11 by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(i)	If to Members or Members’ Agent, to:

33 Bloomfield Hills Parkway
Suite 240
Bloomfield Hills, MI 48306
	Attention:	Michael Azar
	Facsimile:	248-220-2039

(ii)	If to Buyer, to:

Veri-Tek International, Corp.
50120 Pontiac Trail
Wixom, Michigan 48393
	Attention:	Don Brown
	Facsimile:	_________________

(with a copy to)

Foley & Lardner LLP
One Detroit Center
500 Woodward Ave. Suite 2700
Detroit, MI 48226-3489
	Attention:	Patrick Daugherty
	Facsimile:	313-234-2800

(iii)	If to Parent, to:

Quantum Value Management, LLC
33 Bloomfield Hills Parkway
Suite 240
Bloomfield Hills, MI 48306
	Attention:	Michael Azar
	Facsimile:	248-220-2039

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

13.12. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

(a) Brokerage. Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees, including those of J. Giordano Securities, arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its members, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof. Members shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Parent and any of its members (including any Member), managers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

(b) Other Expenses to be Paid by Buyer. Buyer shall pay up to Five Hundred Thousand Dollars ($500,000) of the fees and expenses incurred by Parent in connection with this transaction. These fees and expenses include, but are not limited to, investment banking fees owed to Morgan Joseph & Company and legal fees. Notwithstanding the foregoing, these fees and costs will be paid by Buyer only in the event that this transaction is completed.

(c) Expenses to be Paid by Members. Members, jointly and severally, shall pay each of the following (none of which shall constitute a Liability payable by Parent or Buyer):

(i) Transfer Taxes. All sale, use, transfer, conveyance, recording, registration, excise stamp duty and similar Taxes or fees (including any penalties and interest) arising from any transaction contemplated by this Agreement; Members, at their own expense, shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and if and to the extent required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(ii) Environmental Audits. All fees and expenses relating to the environmental audits performed pursuant to Section 5.5.

(iii) Professional Fees. With the exception of the amount of fees and expenses for which Buyer is responsible pursuant to Section 13.12(b), all fees and expenses of Parent’s and Members’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(d) Other. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

13.13. Equitable Relief. Parent and Members agree that (a) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date or any breach by any Member of the provisions of Section 6.3 or Section 6.4 will result in irreparable injury to Buyer for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond. This Section 13.13 shall not be construed to limit Buyer’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

13.14. Interpretive Provisions. The term “knowledge” when used in the phrases “to Company’s knowledge” or “Company has no knowledge” or words of similar import shall mean, and shall be limited to, the actual and imputed knowledge of any of the following persons, assuming that each such person has made a reasonable inquiry and investigation: (a) any Member, and (b) Bruce

Paul. The terms “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively. All statements and information contained in the Disclosure Schedule or in any certificate, instrument or other document delivered by or on behalf of Parent or any Member pursuant hereto shall be deemed representations and warranties by Parent and Members under Section 3.

13.15. Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements among the Parties with respect to its subject matter (including the Letter of Intent, dated February 16, 2006, among the Parties) and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. There have been and are no agreements, representations or warranties among the Parties other than those set forth or provided for in this Agreement.

13.16. Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.17. Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.18. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

13.19. Definitions. For purposes of this Agreement, the term:

(a) “ADR Firm” has the meaning set forth in Section 12.2.

(b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, as in effect on the date hereof.

(c) “Applicable Cap” has the meaning set forth in Section 9.5(b).

(d) “Arbitration Rules” has the meaning set forth in Section 12.3(a).

(e) “Assumed Warranty Liabilities” means those Liabilities of Parent or any Subsidiary to service, repair, or replace Products sold by Subsidiaries on or before the Closing Date of the type currently sold by Subsidiaries, to the extent required and limited by the written warranties for such Products set forth in Schedule 3.22 given by Subsidiary in the ordinary course of the Business.

(f) “Balance Sheet” has the meaning set forth in Section 2.3(a).

(g) “Balance Sheet Assets” means the assets of Parent and Subsidiaries consisting of the following line items of the Recent Balance Sheet, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be: (i) “Cash”; (ii) “Net Accounts Receivable”; and (iii) “Net Inventory.”

(h) “Balance Sheet Dispute” has the meaning set forth in Section 2.3(f)(i).

(i) “Balance Sheet Liabilities” means the Liabilities of Parent and Subsidiaries consisting of the following line items of the Recent Balance Sheet, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be: (i) “Line of Credit”; (ii) “Leases”; (iii) “Accounts Payable”; (iv) “Accrued Employee Expense”; (v) “Warranty”; (vi) “Total Product Liability”; and (vii) “Miscellaneous Accruals.”

(j) “Balance Sheet Objection” has the meaning set forth in Section 2.3(d).

(k) “Business” has the meaning set forth in the recitals of this Agreement.

(l) “Business Combination” means any acquisition of either Parent or any Subsidiary or any of their respective assets or businesses, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination, or the purchase of the Parent’s or any Subsidiary’s securities.

(m) “Buyer” has the meaning set forth in the preamble of this Agreement.

(n) “Buyer Indemnified Parties” has the meaning set forth in Section 9.1.

(o) “Buyer Material Adverse Effect” means any change or effect that is materially adverse to the Buyer taken as a whole.

(p) “Claim” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

(q) “Closing” has the meaning set forth in Section 10.1.

(r) “Closing Date” has the meaning set forth in Section 10.1.

(s) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.

(t) “Code” has the meaning set forth in Section 1.1.

(u) “Company” has the meaning set forth in the preamble of this Agreement.

(v) “Company Insurance Policies” has the meaning set forth in Section 3.14(a).

(w) “Company Material Adverse Effect” means any change or effect that is materially adverse to the Parent and Subsidiaries taken as a whole.

(x) “Company Representatives” has the meaning set forth in Section 3.29.

(y) “Company Trade Rights” means all of Parent’s and Subsidiaries’ worldwide rights in, to and under Trade Rights relating to the Business.

(z) “Competing Proposed Transaction” has the meaning set forth in Section 3.29.

(aa) “Competitor” means any Person that now or hereafter engages in or attempts to engage in any aspect of the Business.

(bb) “Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which any Member has knowledge as a result of its, his or her participation in, or direct or indirect beneficial ownership of, Parent or any Subsidiary, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure after the date hereof by any Member.

(cc) “Contracts” means all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

(dd) “CPA Firm” has the meaning set forth in Section 2.3(f)(ii).

(ee) “Designated Purchaser” has the meaning set forth in Section 1.2.

(ff) “Disclosure Schedule” has the meaning set forth in Section 13.2.

(gg) “Dispute” has the meaning set forth in Section 12.2.

(hh) “Disputed Shares” has the meaning set forth in Section 2.4.

(ii) “Effective Time” has the meaning set forth in Section 2.3(b).

(jj) “Employee Benefit Plan” means any employment, compensation, incentive, fringe or benefit plan, program, policy, Contract, commitments or other similar arrangement sponsored or maintained by Parent or any Subsidiary or under which any employee, former employee, director or consultant of or to of Parent or any Subsidiary, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit rights or with respect to which Parent or any Subsidiary has or may have any actual or potential liability or funding obligation.

(kk) “Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(ll) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(mm) “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which Parent or any Subsidiary is a member, an unincorporated trade or business under common control with Parent or any Subsidiary (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which Parent or any Subsidiary is a member.

(nn) “ERISA Plan” means any Employee Benefit Plan which is an “employee benefit plan” within the meaning of section 3(3) of ERISA.

(oo) “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(b)

(pp) “Facilities” has the meaning set forth in the recitals of this Agreement.

(qq) “Fair Value” means the average closing price of the common stock of Buyer for the ten trading days immediately preceding the date Fair Value is being determined for purposes of this Agreement, as reported on the American Stock Exchange; provided, however, that if such shares are not then reported on the American Stock Exchange, then the Fair Value shall be determined based on the price listed on any other exchange or automated quotation system, or if not so listed or quoted, then Fair Value shall be determined by the Board of Directors of Buyer based upon the advice of such qualified independent financial advisors as the Board may deem to be appropriate.

(rr) “Final Closing Balance Sheet” has the meaning set forth in Section 2.3(g).

(ss) “Financial Statements” has the meaning set forth in Section 3.5(a).

(tt) “GAAP” has the meaning set forth in Section 2.3(a).

(uu) “Governmental Entities” has the meaning set forth in Section 3.4.

(vv) “Income Taxes” means any Taxes based on, or measured by, income.

(ww) “Indemnified Party” has the meaning set forth in Section 9.3(a).

(xx) “Indemnified Liabilities” means the following Liabilities of or against Parent or any Subsidiary:

(i) Any Liability for Taxes or fees (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Membership Interests to Buyer and the other transactions contemplated hereby, including any income, transfer, sales, use, gross receipts or documentary stamp Taxes and all penalties and interest related thereto.

(ii) Any Liability arising out of, related to or incurred in connection with any pollution, threat to the environment, exposure to or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or were caused, on or before the Closing Date, whether or not known by Buyer.

(iii) Any Liability that any Person seeks to impose upon Buyer by virtue of any theory of successor liability, including Liabilities relating to environmental matters, any Employee Benefit Plan, Taxes, COBRA, ERISA, the Code or the WARN Act.

(yy) “Indemnifying Party” has the meaning set forth in Section 9.3(a).

(zz) “Inventory” means all of Company’s and SkyCrane’s inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from the Company or SkyCrane, as the case may be), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

(aaa) “IRS” means the Internal Revenue Service.

(bbb) “Laws” has the meaning set forth in Section 3.4.

(ccc) “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

(ddd) “Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments,

levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

(eee) “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

(fff) “Member” or “Members” has the meaning set forth in the preamble of this Agreement.

(ggg) “Members’ Agent” has the meaning set forth in Section 13.1.

(hhh) “Member Indemnified Party” has the meaning set forth in Section 9.2.

(iii) “Membership Interests” has the meaning set forth in the recitals of this Agreement.

(jjj) “Net Asset Value” means the amount in U.S. Dollars by which the total book value of the Balance Sheet Assets is greater than the total book value of the Balance Sheet Liabilities, in each case, as reflected on the Recent Balance Sheet, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, all in accordance with Section 2.3.

(kkk) “Note” means the Subordinated Note in substantially the form attached hereto as Exhibit 2.2(b).

(lll) “Orders” has the meaning set forth in Section 3.4.

(mmm) “Other Warranty” has the meaning set forth in Section 1.1.

(nnn) “Party” or “Parties” means Buyer, Parent and/or Members, as the case may be.

(ooo) “Permitted Real Property Liens” has the meaning set forth in Section 3.13(a).

(ppp) “Person” means an individual, corporation, partnership, limited liability company, trust or other legal entity.

(qqq) “Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.3(c).

(rrr) “Pro Rata Interest” has the meaning set forth in Section 2.2(a).

(sss) “Products” means all products currently or at any time previously sold by Company or SkyCrane, or by any predecessor of Company or SkyCrane, or that have borne a trademark of Company or SkyCrane.

(ttt) “Purchase Price” has the meaning set forth in Section 2.1.

(uuu) “Real Property” has the meaning set forth in Section 3.13(c).

(vvv) “Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

(www) “Representatives” has the meaning set forth in Section 12.2.

(xxx) “Securities Act” means the Securities Act of 1933, as amended.

(yyy) “Schedule” has the meaning set forth in Section 13.2.

(zzz) “Settlement Date” has the meaning set forth in Section 2.2(c).

(aaaa) “SkyCrane” means Manitex Sky Crane, LLC, a Delaware limited liability company.

(bbbb) “Stock Powers” has the meaning set forth in Section 2.4.

(cccc) “Subsidiary” means the Persons set forth on Schedule 3.1(b).

(dddd) “Taxes” has the meaning set forth in Section 3.6(a).

(eeee) “Tax Return” has the meaning set forth in Section 3.6(a).

(ffff) “Termination Fee” has the meaning set forth in Section 11.3.

(gggg) “Third Party Claim” has the meaning set forth in Section 9.3.

(hhhh) “Threshold Amount” has the meaning set forth in Section 9.5(b).

(iiii) “Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

(jjjj) “Tribunal” has the meaning set forth in Section 12.3(b).

(kkkk) “Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers or managers to execute and deliver this Purchase Agreement as of the day and year first written above.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ Don Brown
Name:	Don Brown
Title:	President and COO

QUANTUM VALUE MANAGEMENT, LLC

By:	/s/ Michael Azar
Name:	Michael Azar
Title:	Managing Member

MEMBERS

/s/ Michael Azar
Name:	Michael Azar

/s/ David J. Langevin
Name:	David J. Langevin

/s/ Robert J. Skandalaris
Name:	Robert J. Skandalaris

/s/ Lubomir Litchev
Name:	Lubomir Litchev

/s/ Patrick T. Flynn
Name:	Patrick T. Flynn

/s/ Michael D. Hull
Name:	Michael D. Hull

MEMBERS’ AGENT

/s/ Michael Azar
Name:	Michael Azar

EXHIBIT 2.2(a)

Pro Rata Interests of Members

Name	Percent Ownership
Bob Litchev	5%

Robert Skandalaris	36.86%

David Langevin	36.86%

Michael Azar	18.43%

Patrick Flynn	1.90%

Michael Hull	.95%

Exhibit 2.2(b)

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY COMMON WEALTH, FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT OR SUCH REGISTRATION IS NOT REQUIRED.

Notwithstanding anything herein to the contrary, this Note, and all of the Maker’s obligations hereunder, and all of each Payee’s rights and remedies hereunder, shall be subordinate, subject and junior to all Senior Indebtedness (as defined in Section 7 hereof) on the terms and conditions set forth in Schedule A hereto, which Schedule A is incorporated herein by reference and made a part hereof as if set forth herein in its entirety.

NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

($ ) Dollars	Wixom, Michigan
May , 2006

FOR VALUE RECEIVED, the undersigned (the “Maker”) promises to pay to the order of Michael Azar (the “Payees’ Representative”), but solely as escrow agent for, on behalf of and for further distribution to, each of the parties listed on Schedule “B” attached hereto and made a part hereof (each, a “Payee” and collectively, the “Payees”), the aggregate principal sum of              and No/100 ($            ) Dollars, together with interest thereon from the date hereof, at the Prime Rate, through the first to occur of (i) the Maturity Date (as defined below) or (ii) the prepayment in full of the entire principal amount hereof pursuant to Section 4 of this Note. Interest on this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable on the first Business Day of each calendar quarter commencing on September 1, 2006 (each, an “Interest Payment Date”) on the unpaid principal amount of the Note.

For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday under the laws of the State of Michigan. For PURPOSES OF CALCULATING THE INTEREST PAYABLE ON THIS NOTE, “PRIME RATE” SHALL MEAN the rate of interest announced by Comerica Bank at its offices in Detroit, Michigan, as its prime or base rate on the last Business Day immediately preceding the applicable Interest Payment Date. A certificate made by an officer of Comerica Bank stating the Prime Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Prime Rate in effect on such day.

This Non-Negotiable Subordinated Promissory Note (this “Note”) is issued subject to the following additional terms and conditions:

1. Type of Payment. Payment of both principal and interest shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

2. Manner of Payment. All payments required by this Note shall be made by delivery of the required payment to the Payees’ Representative at 33 Bloomfield Hills Parkway, Suite 240,

Bloomfield Hills, Michigan 48304, or to such account or other address as the Payees’ Representative shall designate in a written notice to the Maker at least 10 days prior to the payment date.

3. Maturity Date. This Note shall mature and the principal sum hereof, together with all accrued and unpaid interest thereon, shall become due and payable upon the first to occur of:

(a) May     , 2009;

(b) the date that the Maker receives cash proceeds of at least $25,000,000 pursuant to a sale of its common stock (or any security convertible into or exchangeable for its common stock ) in a transaction that is either registered or exempt from registration under the Securities Act of 1933, as amended; or

(c) the date that a “Change of Control” of the Maker occurs (where “Change of Control” means: (i) the acquisition (other than from the Maker) by any person or entity (other than a Payee or any of Payees’ respective affiliates, individually or as part of a group), in any one transaction or a series of related transactions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of in excess of fifty percent (50%) of the combined voting power of the Maker’s then outstanding voting securities; or (ii) consummation by the Maker, in any one transaction or a series of related transactions, of (a) a merger or consolidation involving the Maker if the shareholders of the Maker, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation; (b) a complete liquidation or dissolution of the Maker; or (c) an agreement for the sale or other disposition of all or substantially all of the assets of the Maker, determined on a consolidated basis.

4. Optional Prepayment. Anything herein to the contrary notwithstanding, the Maker may prepay this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any partial prepayment shall be applied first against any accrued interest hereunder and then against the principal balance remaining due hereunder.

5. Default Rate of Interest. In the event that this Note is accelerated following the occurrence of an Event of Default (as defined in Section 6 below), and whether or not a judgment has been entered, interest shall accrue on all sums outstanding hereunder at the Prime Rate plus three percent (3%) per annum until all sums due hereunder, including without limitation, any costs of collection provided in Section 6, principal and accrued interest and/or amounts under any judgment rendered pursuant to this Note are paid.

6. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

(a) Failure to pay when due any payment of principal or interest under this Note within five (5) days of the date such payment is due (calculated by including the due date); or

(b) A bankruptcy occurs with respect to the Maker while this Note is still outstanding. “Bankruptcy” shall mean (i) the adjudication of the Maker as bankrupt or insolvent, (ii) the institution by or against the Maker of a petition for arrangement or of any other type of insolvency proceeding under the United States Bankruptcy Code, as amended (but, with respect to an

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involuntary proceeding, only if such proceeding is not discharged within 60 days), (iii) the making by the Maker of a general assignment for the benefit of creditors, (iv) the appointment of a liquidator, administrator, receiver or trustee in bankruptcy of the Maker or the Maker’s assets or (v) the taking, making or institution of any like or similar act or proceeding involving the Maker.

Upon the occurrence of an Event of Default, all amounts due under this Note, including the unpaid balance of principal and interest hereof, shall become immediately due and payable at the option of the Payees’ Representative (but automatically with respect to an Event of Default described in clause (b) of the definition thereof), and Payee may exercise any of Payee’s rights and remedies granted herein, under applicable law or which Payee may otherwise have against Maker.

The Maker agrees to pay all costs of collection, including attorney’s reasonable fees and expenses, in case the principal of this Note or any payment of any interest thereon is not paid at the due date thereof, whether suit be brought or not.

7. Subordination. This Note is and shall be subordinate, to the extent and in the manner set forth in Schedule A, in right of payment to the prior payment in full of all obligations of the Maker under the Senior Indebtedness. “Senior Indebtedness” means the principal and interest in respect of agreements or instruments evidencing, any indebtedness of the Maker for borrowed money, whether now existing or hereafter arising, which is not made expressly subordinate in right of payment to the indebtedness evidenced by this Note.

8. Payees’ Representative. The Payees’ Representative shall collect, receive and disburse all amounts paid to it under this Note not as a “Payee” (except to the extent that the Payees’ Representative is also one of the Payees listed on Schedule “B”), but as escrow agent on behalf of the Payees. The Maker shall have no obligation or responsibility to see to the application of such funds by the Payees’ Representative, nor any liability for any failure by the Payees’ Representative to disburse all or any portion of such funds to the Payees as and when required. The Maker shall be entitled to rely upon any notice, instrument or other writing delivered to it by the Payees’ Representative pursuant to this Note, without being required to determine the authenticity of, or the correctness of any fact stated in, that document. The Maker may act in reliance upon any instrument or signature of the Payees’ Representative believed by it to be genuine. It is expressly understood and agreed that no Payee shall be entitled to make any demand, issue any instructions, give any notice, waive any term of, or exercise any rights under this Note and that all such rights, powers and privileges (to the extent available under this Note) are exclusively vested in the Payees’ Representative.

9. Purchase Agreement; Right of Set-Off. This Note is being issued pursuant to Section 2.2 of that certain Purchase Agreement, dated as of the date hereof, among the Maker, Quantum Value Management, LLC, a Delaware limited liability company, and the members of Quantum Value Management, LLC (the “Purchase Agreement”). The obligations of the Maker under this Note are subject to a right of set-off in favor of the Maker as provided in Section 9.7 of the Purchase Agreement.

10. Assignment. This Note shall be non-negotiable and non-transferable. Without limiting the generality of the foregoing, the Payee shall have no right to assign, pledge, hypothecate or otherwise transfer this Note or any of its rights or interests hereunder without the prior written consent of the Maker, which consent may be granted or denied in the Maker’s sole discretion. Notwithstanding the foregoing, the Payee may assign its rights hereunder to a successor Payee Representative on behalf of the Payee, provided that such successor Payee Representative is reasonable satisfactory to the Maker.

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11. Miscellaneous.

(a) This Note shall be binding upon the Maker and its successors and assigns.

(b) If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

(c) The validity, interpretation and effect of this Note shall be exclusively governed by, and construed in accordance with, the laws of the State of Michigan, excluding the “conflict of laws” rules thereof.

(d) This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by the Maker and the Payees’ Representative.

(e) By acceptance of this Note, each Payee irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the circuit court located in Oakland County, Michigan or the court of the United States, Eastern District of Michigan; (b) consents to the jurisdiction of each such court located in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be affected on such party by mail, as provided in this Agreement or in such other manner as may be provided under applicable laws or court rules in said state.

Veri-Tek International, Corp.

By
Name:
Title:

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SCHEDULE A

Section 1.01. Subordination of Liabilities. Veri-Tek International, Corp. (the “Maker”), for itself, its successors and assigns, covenants and agrees, and each holder of the Note and the Payees’ Representative by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner set forth below, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 7 of the Note to which this Schedule A is attached). The provisions of this Schedule A shall constitute a continuing offer to all persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such holders are made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02. Maker Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all obligations owing in respect of the Senior Indebtedness shall first be paid in full in cash in accordance with the terms thereof, before any payment of any kind or character, whether in cash, property, securities or otherwise, is made on account of the Subordinated Indebtedness.

(b) The Maker may not, directly or indirectly (and no person or other entity on behalf of the Maker may), make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if any default or event of default under any issue of Senior Indebtedness is then in existence or would result therefrom. Each holder of the Note and the Payees’ Representative hereby agree that, so long as any such default or event of default in respect of any issue of Senior Indebtedness exists, it will not sue for, or otherwise take any action to enforce the Maker’s obligations to pay, amounts owing in respect of the Note. Each holder of the Note and the Payees’ Representative understand and agree that to the extent that clause (a) of this Section 1.02 or this clause (b) prohibits the payment of any Subordinated Indebtedness, such unpaid amount shall not constitute a payment default under the Note and the holder of the Note may not sue for, or otherwise take action to enforce the Maker’s obligation to pay such amount, provided that such unpaid amount shall remain an obligation of the Maker to the holder of the Note pursuant to the terms of the Note.

Section 1.03. Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Maker. Upon any distribution of assets of the Maker upon dissolution, winding up, liquidation or reorganization of the Maker (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness in accordance with the terms thereof (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness; and

(b) any payment or distributions of assets of the Maker of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Schedule A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued as their respective interests may appear (including by giving effect to any intercreditor or subordination arrangements among such holders), to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

If the holder of the Note does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introduction paragraph of this Section 1.03 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of the holder of the Note.

Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness in accordance with the terms thereof, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Maker applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Maker or by or on behalf of the holder of the Note by virtue of this Schedule A which otherwise would have been made to the holder of the Note shall, as between the Maker, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by the Maker to or on account of the Senior Indebtedness, it being understood that the provisions of this Schedule A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05. Obligation of the Maker Unconditional. Nothing contained in this Schedule A or in the Note is intended to or shall impair, as between the Maker and the holder of the Note, the obligation of the Maker, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Maker other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon an event of default under the Note, subject to the provisions of this Schedule A and the rights, if any, under this Schedule A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Maker received upon the exercise of any such remedy. Upon any distribution of assets of the Maker referred to in this Schedule A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Maker, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Schedule A.

Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of Maker or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker or by any act or failure to act by any such holder, or by any noncompliance by the Maker with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew, increase or otherwise alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

Section 1.07 Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Maker or any other person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Maker or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

SCHEDULE B

PAYEES	ALLOCABLE PORTION OF PRINCIPAL

B-1

Exhibit 7.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this      day of May, 2006, and effective as of June 1, 2006 (the “Effective Date”) by and between David J. Langevin (“Employee”) and Veri-Tek International, Corp., a Michigan corporation, whose address is 50120 Pontiac Trail, Wixom, Michigan 48393 (the “Company”).

RECITALS

WHEREAS, contemporaneously herewith, the Company is acquiring Manitex, Inc. (“Manitex”).

WHEREAS, Manitex, Inc. is engaged in the design, manufacture, assembly, marketing and distribution (excluding leasing) of boom trucks and related lifting equipment, (the “Business”);

WHEREAS, the Company is engaged in the business of manufacturing specialty testing equipment (the “VCC Business”).

WHEREAS, the Company desires to employ Employee as its Chief Executive Officer, and Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

TERMS

1. Employment Term. Subject to the terms and conditions set forth herein, the Company agrees to employ Employee, and Employee hereby accepts employment, as the Chief Executive Officer (“CEO”) of the Company and its subsidiaries (the “Position”), for a term commencing on June 1, 2006 (the “Commencement Date”) and ending on May 31, 2009 (the “Employment Term”) unless otherwise terminated under this Agreement. The Employment Term will automatically extend for successive periods of one year at the end of the then current Employment Term unless either the Company or Employee notifies the other in writing (a “Non-Renewal Notice”) of the expiration of the Employment Term at least 90 days prior to the end of the then current Employment Term. Employee and the Company agree that Employee’s employment with the Company constitutes “at-will” employment. Employee and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Employee. However, as described in this Agreement, Employee may be entitled to severance benefits depending upon the circumstances of Employee’s termination of employment.

2. Duties. During the Term, Employee shall serve the Company faithfully and to the best of Employee’s ability, shall devote Employee’s full attention, skill and efforts to the performance of the duties of the Position. Employee shall report to the Company’s Board of Directors. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as will reasonably be assigned to him by the Board. During the Employment Term, Employee will devote Employee’s full business efforts and time to the Company and will use good faith efforts to discharge Employee’s obligations under this Agreement to the best of Employee’s ability. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however that Employee may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Employee’s obligations to Company.

3. Other Business Activities. During the Employment Term, other than as provided in Section 2 above, Employee will not engage in any other business activities or pursuits which are contrary to Employee’s responsibilities and obligations pursuant to this Agreement.

4. Compensation.

a.	Base Salary. As of the Effective Date, the Company will pay Employee an annual salary of $250,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Employee’s salary will be subject to review by the Compensation Committee of the Board, or any successor thereto (the “Committee”) not less than annually, and adjustments may be made at the discretion of the Committee.

b.	Annual Incentive. Employee will be eligible to receive annual cash incentives payable for the achievement of performance totals established by the Committee. The actual earned annual cash incentive, if any, payable to Employee for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased accordingly. All payment of Annual Incentive shall be subject to normal and customary withholdings.

5. Benefits. Employee shall be entitled to those employee benefits which the Company from time to time generally make available to employees and/or Employees (“Benefits”) pursuant to the terms and conditions of the Company’s benefit plans and/or policies. The Benefits shall initially include, without limitation:

a. Medical, dental, vision, and life and disability insurance and such other benefits as the Company may determine from time to time.

b. Incentive, savings and retirement plans, practices, policies and programs applicable to Employees of the Company, including 401(k), and stock matching.

c. Paid vacation time in accordance with the plans, practices, policies and programs applicable to Employees of the Company at four weeks for each calendar year.

d. Monthly reimbursement of a single country club and/or private club dues incurred by him, not to include any bond, initiation fee, or assessment, and not to exceed $1,000 per month.

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6. Reimbursement of Business Expenses. Subject to such conditions as the Company may from time to time determine, Employee shall be reimbursed for ordinary and reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement. In addition, Employee shall be entitled to an automobile expense stipend in the amount of One Thousand Five Hundred Dollars ($1,500) per month. Employee shall also be reimbursed for cellular telephone and personal data assistant costs and expenses as well as customary expenses relating to professional activities.

7. Confidentiality. Employee recognizes and acknowledges that the Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Term and for a period the greater of two years or when Employee no longer received compensation or Severance hereunder, Employee shall not, without the prior written consent of the Company, for any reason, either directly or indirectly divulge to any third party or use for Employee’s own benefit or for any purpose other than the exclusive benefit of the Company any confidential, proprietary, business or technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Confidential Information”) revealed, obtained or developed in the course of Employee’s employment with the Company. Such Confidential Information shall include, but shall not be limited to, the intangible personal property described in Section 8.b hereof, any information relating to methods of production, manufacture, service, research, specifications, computer codes, business, marketing and sales techniques and concepts, other data and materials used in performing the Employee’s duties (other than his personal contact list), costs, business studies, finances, marketing data, plans and efforts, the terms of contracts and agreements with customers, contractors and suppliers, litigation strategy and other Confidential Information relating to litigation, the Company’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers, contractors and suppliers, personnel information, and any other materials that have not been made available to the industry; provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for Employee’s Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for Employee’s own benefit or for any other purpose any Confidential Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 7.

8. Inventions and Property.

a. Title to Proprietary Information. All right, title and interest in and to proprietary information shall be and remain the sole and exclusive property of the Company. During the Term, Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of, or containing, proprietary or Confidential Information or other materials or property of any kind belonging to the Company, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for Employee’s position, and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal.

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b. Development of Intellectual Property.

i. Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for sales and marketing programs, customer contacts, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (A) at any time and at any place during Employee’s employment with the Company and which, in the case of any or all of the foregoing, are related to and used in connection with the Business or any other business of the Company, (B) as a result of tasks assigned to Employee by the Company or (C) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Company. Employee shall promptly disclose to the Company all Intellectual Property and Employee shall have no claim for additional compensation for the Intellectual Property.

ii. Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Property that is not copyrightable, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

iii. Employee further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, and (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

9. Non-Competition

a. Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason other than termination of employment without Just Cause, thereafter for a period of two (2) years, directly or indirectly, engage in or become employed by any Prohibited Business as defined below.

b. The Employee agrees that if the Employee’s employment is terminated without Just Cause (as defined in Section 10.1 hereof) or for Good Reason (as defined in Section 10.b hereof), thereafter during the period in which the Employee is receiving payments under either Section 10.d or 10.e hereof, directly or indirectly, Employee shall not in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

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c. Notwithstanding Section 9.b. above, at any time during which the Employee is receiving the payments and benefits due the Employee pursuant to Sections 10.d or 10.e, as the case may be, the Employee may elect by written notice to the Company to forego and release the Company from paying such payments and providing such benefits. From and after the date of such notice (i) the Company shall have no further obligation to make such payments or provide such benefits, and (ii) the obligation of the Employee set forth in Section 9.a. or 9.b., as applicable. shall terminate.

d. The Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason, thereafter for a period of one (1) year, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 9 shall, however, restrict the Employee from making any investment in any Company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Employee the right or ability to control the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Employee’s duties hereunder and the Employee’s interest in such investment.

e. “Prohibited Business” shall be defined as any business and any branch, office or operation thereof, which is a primary competitor of the Company with respect to the Business wherever the Company does business, in North America or abroad.

10. Termination.

a. Employee’s employment with the Company: (i) shall terminate upon Employee’s resignation, death or Permanent Disability (as defined below) (each, an “Employee Termination”); and (ii) subject to the conditions set forth below, may be terminated at any time by the Company for any reason (or no reason), including, without limitation, for Just Cause (as herein defined). In addition, if a Non-Renewal Notice is delivered pursuant to Section 1, Employee’s employment with the Company shall terminate on the last day of the then current Employment Term and the Employment Term shall be deemed to have expired. Termination of Employee’s employment with the Company shall be effective on the following date: (1) if terminated as a result of Employee’s resignation, on the date specified in a written notice delivered by Employee to the Company, which date shall be at least 15 days following the date of such written notice; (2) if terminated as a result of death or Permanent Disability, upon the date of such event; (3) if terminated by the Company, on the date specified in a written notice delivered by the Company to Employee, and (4) if terminated by either the Company or Employee by virtue of delivery of a Non-Renewal Notice, on the last day of the then current Employment Term.

As used in this Agreement, “Just Cause” means: (i) Employee’s admission of, or conviction of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries; (ii) Employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) Employee’s violation of the provisions set forth in Sections 7, 8 or 9; (iv) Employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by Employee; (v) Employee’s gross negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Business; (vi) any violation by Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (vii) alcohol or substance

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abuse by Employee that interferes with the performance of Employee’s duties; or (viii) any other material breach by Employee of this Agreement; provided that the reasons described in clauses (iii), (vi), (vii) and (viii) shall constitute Just Cause only upon Employee’s failure to correct such behavior prospectively within ten (10) days following written notice thereof from, or on behalf of the independent members of the Board of Directors of the Company and provided further that “Just Cause” shall not include (1) bad judgment or negligence other than habitual neglect of duty, (2) any act or omission believed by the Employee in good faith to have been in or not opposed to the interest of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which the Employee was not legally entitled); or (3) any act or omission with respect to which a determination could properly have been made that the Employee met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission. The exercise of the right of the Company to terminate Employee’s employment for Just Cause shall not abrogate any rights or remedies of the Company in respect of the action giving rise to such termination.

b. For purposes of this Agreement, “Change of Control” shall mean (i) the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities, (ii) the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation, (iii) the failure of the Company to assign this Agreement to a successor, (iv) a majority of the members of the Board of Directors of the Company on the date of this Agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that for purposes of this Section 10.c. any director recommended by a majority of the Current Directors as a successor of a Current Direct shall be deemed to be a Current Director, (v) any filing of voluntary or involuntary bankruptcy of the Company or agreement by the Company to any plan of reorganization, or if the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (vi) the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

c. If Employee’s employment with the Company is terminated, voluntarily or involuntarily, within six (6) months of a Change in Control, Employee shall be entitled to, in addition to prompt payment of any salary earned prior to or on the date of termination but unpaid as of the date of termination, (i) six months of his monthly Base Salary from the date of termination, (ii) health plan coverage provided by the Company and with respect to the Company’s welfare benefit plans for a period of six (6) months, (iii) continuation of perquisites provided for in Section 5 and (d), (iv) reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6.

d. If Employee’s employment with the Company is terminated by the Company without Just Cause, Employee shall be entitled to, (i) twelve (12) months of his monthly Base Salary from the date of termination, and (ii) health plan continuation coverage (i.e. COBRA) provided by the Company and with respect to the Company’s welfare benefit plans, and (iv) continuation of perquisites provided for in Section 5 (a) and (d) for such period, and (v) reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6.

e. If Employee’s employment with the Company is terminated for Just Cause by the Company, then, (i) all payments of compensation by the Company to Employee hereunder will terminate immediately, and (ii) except for those statutorily mandated obligations of Company, all perquisites and benefits will immediately cease.

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f. If Employee’s employment by the Company is terminated by resignation of Employee, Employee shall be entitled only to (i) his Base Salary accrued to the effective date of such termination, plus (ii) pay for vacation accrued but unused as of the effective date of such termination, plus (iii) any unpaid expense reimbursement Employee is entitled to pursuant to Section 6.

g. In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Employee shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

h. For the purposes of this Agreement, Employee will be deemed to be Permanently Disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Employee has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Employee has no reasonable objection, (or pending Employee’s inability to make such determination, a reputable physician selected by the Board) determines in writing that the Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Employee’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months (each a “Disability Event”). If any question arises as to whether the Employee is disabled, upon reasonable request therefore by the Board, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly give the Employee written notice of any such determination of the Employee’s disability and of any decision of the Board to terminate the Employee’s employment by reason thereof. Upon a Disability Event, Employee’s employment with the Company shall be deemed terminated, and Employee shall be entitled to, (i) twelve (12) months of his monthly Base Salary from the date of termination, and (ii) health plan continuation coverage (i.e. COBRA) provided by the Company and with respect to the Company’s welfare benefit plans, and (iv) payment of the full value of any then vested SARs, and (iv) continuation of perquisites provided for in Section 5 (a) and (d), and (v) reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6. Base salary payable to the Employee shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Employee in accordance with any disability policy or program of the Company.

11. Conditions to Receipt of Severance; No duty to mitigate.

a.	Nondisparagment. The parties agree to act hereafter in a professional and non-retaliatory manner, refraining from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning each other. The parties acknowledge that a breach or threatened breach of this provision will result in the Company suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties are entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the event of any breach of this or any of the other of the provisions of this agreement, in addition to all other remedies which may be available to the parties, including discontinuation of the payments provided for hereunder.

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b.	Other Requirements. Employee’s receipt of continued severance payments will be subject to Employee continuing to comply with the terms of the Confidential Information provisions of this Agreement.

c.	No duty to Mitigate. Except for perquisites and health care benefits, Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

12. Indemnification. The Company shall indemnify Employee, to the maximum extent permitted by law, during and after the termination of the Employee’s employment, against any and all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by Employee in connection with the defense of any claim, action, suit or proceeding, arising from events before or during the term of Employee’s employment to which Employee has been made a party because the performance of employment duties under this Agreement, or by way of inclusion, the execution of this Agreement. This right to indemnification shall be in addition to any rights that the Employee may otherwise be entitled to under the Certificate of Incorporation or Bylaws of the Company as applicable.

13. Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, 10, 11, 12 and 20 hereof shall survive the termination of Employee’s employment hereunder.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Employee upon Employee’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and the Company shall use its best efforts that any successor assumes this Contract. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

15. Legal and Tax Expenses. The Company will reimburse Employee for reasonable legal and tax advice expenses incurred by him in connection with the negotiation, preparation, and execution of this Agreement. In addition, in the event of a dispute relating to any provision of this Agreement, following the Effective Date, the Company will reimburse Employee’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees, in connection with such dispute, provided Employee prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Employee’s legal positions were frivolous or without legal foundation. In the event Employee does not so prevail or in the event of such determination, Employee will repay the Company any amounts previously reimbursed by it, and Employee will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute.

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16. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

David J. Langevin

355 W. Sacaton Canyon Drive

Oro Valley, AZ 85737

If to the Company:

Chairman of the Compensation Commitee

c/o Corporate Secretary

50120 Pontiac Trail

Wixom, MI 48393

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

17. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

18. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without giving effect to the choice of law principles of such state.

20. Settlement of Disputes. Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Employee’s employment relationship with the Company or termination of such employment relationship shall be submitted to and settled by arbitration in Southfield, Michigan before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association then in force. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

21. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

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22. Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

23. Specific Enforcement: Extension of Period. Employee acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by Employee of Sections 7, 8 and 9 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 7, 8 and 9 of this Agreement through securing injunctive or other relief in any court without the necessity of posting a bond, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

“EMPLOYEE”

DAVID J. LANGEVIN

Date:

“COMPANY”

VERI-TEK INTERNATIONAL, CORP.

Name:
Title:
Date: